Filed Pursuant to Rule 424(b)(2)
Registration No. 333-193624

PROSPECTUS SUPPLEMENT

(To the Prospectus dated January 29, 2014)

$175,000,000

2.75% Convertible Senior Notes due 2034

Fluidigm Corporation is offering $175,000,000 aggregate principal amount of its 2.75% Convertible Senior Notes due 2034 (the “notes”) under this prospectus supplement. The notes will bear interest at a rate equal to 2.75% per year, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2014. The notes will mature on February 1, 2034.

Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the stated maturity date. Upon conversion of a note, we will deliver a number of shares of our common stock, per $1,000 principal amount of notes, equal to the conversion rate (together with a cash payment in lieu of delivering any fractional shares).

The conversion rate will initially equal 17.8750 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $55.94 per share of common stock). The conversion rate will be subject to adjustment upon the occurrence of certain events. In addition, if a holder converts its notes in connection with a fundamental change or a provisional redemption, the conversion rate will, in certain circumstances and for a limited period of time, be increased by a number of additional shares of our common stock.

We may not redeem the notes prior to February 6, 2018. On or after February 6, 2018 and prior to February 6, 2021, we may redeem any or all of the notes in cash, provided that the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending within 5 trading days immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price on each applicable trading day. On or after February 6, 2021, we may redeem any or all of the notes in cash without any such condition. The redemption price for the notes to be redeemed on any redemption date will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

On each of February 6, 2021, February 6, 2024 and February 6, 2029, holders may require us to repurchase all or a portion of their notes at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the date of repurchase.

If we undergo a fundamental change, holders may require us to repurchase the notes in whole or in part for cash at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our general unsecured, senior obligations, ranking equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all of our future secured indebtedness (to the extent of the value of the collateral securing such indebtedness) and structurally subordinated to all claims of our subsidiaries’ creditors, including trade creditors.

We do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on the NASDAQ Global Select Market under the symbol “FLDM”. The last reported sale price of the common stock on January 29, 2014 was $39.96 per share.

Investing in the notes and the underlying common stock involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement to read about factors you should consider before investing in the notes.

	Per Note	Total
Public offering price(1)	100.00%	$175,000,000
Underwriting discounts and commissions	3.00%	5,250,000

Proceeds, before expenses, to us	97.00%	$169,750,000

(1)	The public offering price does not include accrued interest, if any, from the date of original issuance, expected to be February 4, 2014.

To the extent the underwriter sells more than $175,000,000 principal amount of notes, the underwriter will have an overallotment option to purchase within 30 days from the date of this prospectus supplement up to an additional $26,250,000 principal amount of notes from us at the public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about February 4, 2014.

Piper Jaffray

Prospectus Supplement dated January 29, 2014.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Where You Can Find More Information” on page S-108 of this prospectus supplement. These documents contain information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectuses we may provide to you in connection with this offering. We have not, and the underwriter has not, authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus and the offering of securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus outside the United States. This prospectus supplement, the accompanying prospectus and any free writing prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement, the accompanying prospectus and any free writing prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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PROSPECTUS SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information you should consider before investing in our securities pursuant to this prospectus supplement and the accompanying prospectus. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” beginning on page S-13 of this prospectus supplement, the financial statements, and related notes, and the other information that we incorporated by reference herein. In this prospectus supplement, unless the context indicates otherwise, the terms “company,” “Fluidigm,” “we,” “us,” and “our” refer to Fluidigm Corporation and its subsidiaries.

Fluidigm Corporation

Overview

We develop, manufacture, and market microfluidic systems to leading academic institutions, clinical laboratories, and pharmaceutical, biotechnology, and agricultural biotechnology, or Ag-Bio, companies in growth markets, such as single-cell genomics, applied genotyping, and sample preparation for targeted resequencing. Our proprietary microfluidic systems consist of instruments and consumables, including integrated fluidic circuits, or IFCs, assays, and reagents. We actively market four microfluidic systems, including 18 different commercial IFCs for nucleic acid analysis, and three families of assay chemistries. Our systems are designed to significantly simplify experimental workflow, increase throughput, and reduce costs, while providing excellent data quality. In addition, our proprietary technology enables genetic analysis that in many instances was previously impractical. As of December 31, 2013 we had sold approximately 920 systems to customers in over 30 countries worldwide.

To achieve and exploit advances in life science research, Ag-Bio, pharmaceutical and biotechnology drug development, and clinical research, laboratories need robust systems that deliver high-throughput and simpler workflows at decreased costs. Our microfluidic systems are designed to overcome many of the limitations of conventional laboratory systems by integrating a vast number of fluidic components on a single microfabricated IFC. Our technology enables our customers to perform and measure thousands of sophisticated biochemical reactions on samples smaller than the content of a single cell, while utilizing minute volumes of reagents and samples. Our scalable systems enable rapid preparation of multiple samples in parallel for next-generation DNA sequencing, as well as the isolation, processing, and gene expression profiling of individual cells at low cost.

We have successfully commercialized our BioMark, BioMark HD, and EP1 Systems for genetic analysis, our C1 Single-Cell Auto Prep System for single-cell sample preparation for targeted gene expression, DNA sequencing, and mRNA sequencing, and our Access Array System for sample preparation for targeted next-generation DNA sequencing. Researchers have successfully employed our products to help achieve breakthroughs in a variety of fields, including single-cell gene expression, gene regulation, genetic variation, cellular function, and applied genetics. These include using our microfluidic systems to help detect life-threatening mutations in cancer cells, discover cancer associated biomarkers, analyze the genetic composition of individual stem cells, and assess the quality of agricultural products, such as seeds or livestock. We believe our Access Array System resolves a critical workflow bottleneck that exists in all commercial next-generation DNA sequencing platforms and provides fast, simple, low-cost preparation of samples for targeted resequencing. In addition, our C1 Single-Cell Auto Prep System provides an easy and highly reproducible sample preparation workflow, enabling rapid exploration of unique attributes of individual cells without the technical variability and costs of manual workflows. We expect that the versatility of our microfluidic technology will enable us to develop additional applications across a wide variety of markets.

Recent Developments

Fourth Quarter and Year-End Operating Results

The following financial and operational information for the quarter ended December 31, 2013 is based upon our preliminary estimates and is subject to completion of our year-end financial closing procedures, the preparation of our financial statements, and the completion of the audit of our financial statements as of and for the year ended December 31, 2013. This information has been prepared by, and is the responsibility of, our management and has not been reviewed or audited by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion on, or provide any other form of assurance with respect to, this preliminary data. This summary is not a comprehensive statement of our financial results for the quarter or year, and our actual results may differ from these estimates.

Based on preliminary, unaudited data, we currently estimate that our revenues for the quarter ended December 31, 2013 were $21.0 million. We currently estimate that instrument revenue for the quarter ended December 31, 2013 was $12.0 million, and consumables revenue was $8.5 million. Fluidigm’s installed base of instruments increased to approximately 920 as of December 31, 2013.

Agreement and Plan of Merger with DVS Sciences, Inc.

On January 28, 2014, we entered into an agreement and plan of merger with DVS Sciences, Inc., or DVS, pursuant to which we agreed to acquire all of DVS’s outstanding capital stock for consideration consisting of approximately $125.0 million in cash, subject to certain adjustments contemplated by the merger agreement, and a number of shares of our common stock valued at approximately $82.5 million for purposes of the merger agreement. Pursuant to the terms of the merger agreement, the number of shares of our common stock issued as consideration to the DVS stockholders will be determined based on the volume weighted average closing price of our common stock during the five trading days ending on the third trading day before the closing of the merger, provided that the applicable number of shares will be delivered within a collar of 10% above or 10% below the volume weighted average closing price of our common stock during the five trading days ending on the trading day immediately prior to the signing of the merger agreement. Upon the consummation of the merger, we will also assume all stock options, both vested and unvested, and all unvested shares of restricted stock of DVS that are outstanding immediately prior to the effective time of the merger and held by employees and other services providers of DVS that continue to provide services to us after the closing of the merger. The merger is structured such that DVS will survive the merger and become a wholly–owned subsidiary of Fluidigm. In addition, DVS’s Canadian subsidiary, which we refer to as DVS Canada, will remain as a wholly–owned subsidiary of DVS after the merger.

Of the shares of our common stock issuable in the merger, approximately 50% will be placed in an escrow fund as security for indemnification obligations of DVS’s stockholders under the merger agreement. The shares of our common stock to be issued in connection with the merger will be issued in reliance on exemptions from the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and/or Regulation S promulgated thereunder.

Closing of the acquisition is subject to completion of this offering as well as other customary terms and conditions. However, as noted under “Use of Proceeds” on page S-45 and “Description of Notes” on page S-65, completion of the acquisition is not a condition to completion of this offering. In the event this offering has been completed, and the acquisition is terminated or does not occur for any reason, we intend to use the proceeds of this offering for working capital and other general corporate purposes, which may include future acquisitions. Other than the acquisition of DVS, we are not actively engaged in discussions with respect to any other acquisitions.

Business of DVS

DVS develops, manufactures, markets, and sells multi-parameter single-cell protein analysis systems. DVS’s principal product is the CyTOF2 mass spectrometer, which analyzes cells labeled with heavy metal isotopes using atomic mass cytometry technology for applications in biological research. In addition, DVS offers reagents and reagent kits, as well as data analysis tools for use with its CyTOF2 instrument. For the year ended December 31, 2012 and the nine months ended September 30, 2013, DVS recognized revenue of $11.9 million and $18.5 million, respectively, and net (loss) income of ($2.6 million) and $1.5 million, respectively.

DVS’s products target the research flow cytometry market. We estimate, based on industry data, that the addressable high-end research flow cytometry segment, which includes instrument, reagent, and software for cell analyzers and sorters with greater than seven colors, to be approximately $300 million. Existing flow cytometry technologies are high-throughput with single-cell analysis capabilities. However, a key limitation of traditional flow cytometry technologies is the use of fluorescent dyes to label antibodies for detection. These fluorescent labels have emission spectra that typically overlap, making it challenging to optimize reagents to analyze many protein markers at once. The maximum number of proteins target for traditional flow cytometry is approximately 18 with significant reagent optimization involved.

Similar to flow cytometry, mass cytometry is based primarily on antibodies for detection of proteins. However, rather than utilizing fluorescent labels, DVS’s technological approach utilizes heavy metal isotope labels, which enables the ability to expand the number of parameters analyzed per individual cell to twice the number of conventional flow cytometry technologies.

DVS’s customers include leading academic and research laboratories. In North America and Europe, DVS sells and markets its products through a direct sales force, other than in Germany, Switzerland, and Austria, where it relies on a manufacturer’s representative. In Asia, it has focused its sales efforts to date on distributor relationships in Japan, Taiwan, Singapore, and Hong Kong. As of December 31, 2013, DVS had 84 full time employees. DVS maintains its commercial headquarters in Sunnyvale, California, where it also manufactures reagents. In addition, DVS manufactures instruments and conducts research and development at a facility outside Toronto, Ontario. DVS also maintains a European sales office outside London, England.

DVS Sciences Inc. was founded in 2004 as a Canadian corporation, referred to as DVS Canada. In 2010, the stockholders of DVS Canada exchanged their shares in DVS Canada for shares in a new parent company incorporated in Delaware, and DVS Canada became a wholly-owned subsidiary of the new Delaware parent corporation. DVS’s largest stockholders are venture capital firms 5AM Ventures and Mohr Davidow Ventures, as well as Pfizer and Roche.

For additional information, see the section of this prospectus captioned “Proposed Acquisition of DVS.”

DVS Sciences Acquisition Rationale

DVS develops, manufactures, markets, and sells proprietary multi-parameter single-cell protein analysis systems which enable highly multiplexed bio-analysis, with higher resolution and stronger signal strength than conventional flow cytometry. Following the closing of the DVS acquisition, Fluidigm and DVS as a combined company will be able to offer a comprehensive portfolio of advanced technologies serving the rapidly growing single-cell genomics and proteomics markets. We believe the DVS acquisition is compelling because, among other things, we expect it will:

•

Enhance Fluidigm’s leadership position in single-cell analysis capabilities. The combination of DVS’s single-cell multi-parameter protein analysis capabilities and Fluidigm’s single-cell genomics technologies will transform us from a single-cell genomics company to a single-cell biology company, creating an industry leader in single-cell genomics and proteomics.

•

Immediately increase Fluidigm’s single-cell analysis revenue significantly and increases its addressable market to include the highly complementary, high-end flow cytometry market. We believe our acquisition of DVS will allow us to significantly increase our single-cell analysis revenue and allow us to more directly participate in the cell biology market. Single-cell analysis is a rapidly-growing field that we believe has the potential to revolutionize basic discovery in biology and lead to new and better ways to diagnose and treat disease.

•

Leverage Fluidigm’s global commercial organization due to strong overlap in target applications and customers. We believe DVS’s technology is highly complementary to Fluidigm’s single-cell genomics portfolio and we expect to leverage our existing global commercial infrastructure to expand awareness of and access to DVS’s technology. In addition, Fluidigm has made investments in commercial subsidiaries internationally and has direct employees in regions that DVS does not currently operate. We intend to utilize Fluidigm’s infrastructure in these regions to accelerate the build out of DVS’s commercial operations.

For additional information, see the section of this prospectus captioned “Proposed Acquisition of DVS.”

Risks Affecting Us

Our business is subject to numerous risks, as more fully discussed in the section of this prospectus supplement captioned “Risk Factors,” including the following:

•	this offering is not conditioned on the closing of the DVS acquisition, and there can be no assurance that the DVS acquisition will be completed;

•	we may fail to successfully integrate DVS’s business and operations or fully realize the anticipated benefits from the DVS acquisition in the expected timeline or at all;

•	our assumptions about the DVS acquisition may prove to be materially inaccurate;

•	if the acquisition of DVS is completed, we may be unable to maintain DVS’s relationships with key employees, customers, vendors, licensors, suppliers, or other parties material to DVS’s business;

•

emerging market opportunities may not develop as quickly as we expect, which may limit our ability to successfully market and sell our products, or our product development and strategic plans relating to such markets may change and our entry into these markets may be delayed, if it occurs at all;

•

our financial results may vary significantly from quarter-to-quarter due to a number of factors, including those identified in the section of this prospectus supplement captioned “Risk Factors,” which may lead to volatility in our stock price;

•	the markets we target are highly competitive and subject to rapid technological change, and we may not successfully compete;

•	we may experience product development or manufacturing problems, production shortfalls or delays, including problems and delays from our single source suppliers or resulting from the expected consolidation of our manufacturing operations in a new facility in the third quarter of 2014, which may harm our business;

•	if we are unable to protect our, and after the consummation of the acquisition, DVS’s, intellectual property effectively, our business would be harmed; and

•	our products could become subject to regulation as devices by the U.S. Food and Drug Administration, or other regulatory agencies in the future.

Corporate Information

We were incorporated in California in May 1999 as Mycometrix Corporation, changed our name to Fluidigm Corporation in April 2001 and reincorporated in Delaware in July 2007. Our principal executive offices are located at 7000 Shoreline Court, Suite 100, South San Francisco, California 94080. Our telephone number is (650) 266-6000. We maintain an Internet website at www.fluidigm.com. We have not incorporated the information on our website by reference into this prospectus supplement and to the accompanying prospectus, and you should not consider it to be a part of this prospectus supplement and the accompanying prospectus.

THE OFFERING

The following is a summary of the terms of the notes. For a more complete description, you should read the “Description of Notes” in this prospectus supplement. In this section, reference to “Fluidigm,” “we,” “our” or “us” refer to Fluidigm Corporation and not to any of its subsidiaries.

Issuer	Fluidigm Corporation, a Delaware corporation.

Securities Offered	$175,000,000 aggregate principal amount of 2.75% Convertible Senior Notes due 2034 (plus up to an additional $26,250,000 aggregate principal amount at the underwriter’s option to cover over-allotments).

Maturity	February 1, 2034, unless earlier redeemed, repurchased or converted.

Interest	2.75% per year, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2014. In certain circumstances, we will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes – Events of Default.”

Ranking

The notes will:

•  be our general unsecured obligations;

•  rank equal in right of payment with our other senior unsecured indebtedness;

•  rank senior in right of payment to any indebtedness that is contractually subordinated to the notes;

•  be effectively subordinated to all of our existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•  be structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors.

Conversion

Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the stated maturity date.

The initial conversion rate for the notes will be 17.8750 shares of our common stock for each $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $55.94 per share of our common stock).

Upon conversion of a note, we will deliver a number of shares of our common stock, per $1,000 principal amount of notes, equal to the conversion rate (together with a cash payment in lieu of delivering any fractional shares). See “Description of Notes – Conversion of Notes – Settlement upon Conversion.”

Holders will not receive any cash or shares of common stock representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the consideration delivered to the holder upon conversion of a note.

The conversion rate for the notes is subject to adjustment as described under “Description of Notes – Conversion of Notes – Conversion Rate Adjustments” and “Description of Notes – Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or a Notice of Provisional Redemption.”

Use of Proceeds

We intend to use approximately $119.7 million of the net proceeds from this offering to fund the acquisition of DVS. We expect to use the remaining net proceeds that we will receive from this offering for research and development, commercialization of our products, working capital and other general corporate purposes. See “Use of Proceeds.”

Closing of the DVS acquisition is subject to completion of this offering as well as other customary terms and conditions. However, completion of the DVS acquisition is not a condition to completion of this offering. If this offering has been completed, and the acquisition is terminated or does not occur for any reason, we intend to use the proceeds of this offering for working capital and other general corporate purposes, which may include future acquisitions.

Optional Redemption

We may not redeem the notes prior to February 6, 2018.

On or after February 6, 2018 and prior to February 6, 2021, we may redeem any or all of the notes (other than notes for which the repurchase right described under “Description of Notes – Repurchase of Notes at the Option of the Holder” has been exercised on or before the close of business on the business day prior to the redemption date for such optional redemption), in cash at the redemption price specified below, provided that the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending within five trading days immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price on each applicable trading day. We refer to this redemption as a “Provisional Redemption” in this prospectus supplement.

On or after February 6, 2021, we may redeem any or all of the notes (other than notes for which the repurchase right described under “ – Repurchase At Your Option upon a Fundamental Change” has been exercised on or before the close of business on the business day prior to the redemption date for such optional redemption) in cash without any such conditions specified in the preceding paragraph at the applicable redemption price specified below.

In each case, the redemption price for the notes to be redeemed will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or a Notice of Provisional Redemption

If and only to the extent a holder elects to convert its notes in connection with a fundamental change prior to February 6, 2021 or a Notice of Provisional Redemption (in each case as defined under “Description of Notes”), the conversion rate for any notes converted in connection with such events will, in certain circumstances and for a limited period of time, be increased by a number of additional shares of our common stock. See “Description of Notes – Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or a Notice of Provisional Redemption.”

Repurchase of Notes At Your Option on Specified Dates

On each of February 6, 2021, February 6, 2024 and February 6, 2029, holders may require us to repurchase all or a portion of their notes at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the date of repurchase. See “Description of Notes – Optional Redemption.”

Repurchase of Notes At Your Option upon a Fundamental Change

Holders may require us to repurchase for cash all or any portion of their notes upon the occurrence of a fundamental change at the fundamental change repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes – Repurchase of Notes At Your Option upon a Fundamental Change.”

Listing	We do not intend to list the notes on any securities exchange or automated dealer quotation system. Our common stock is listed on the NASDAQ Global Select Market under the symbol “FLDM”.

Risk Factors	See the information under the caption “Risk Factors” in this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Certain U.S. Federal Income Tax Considerations	You should consult your tax advisor with respect to the United States federal income tax consequences of purchasing, owning, converting and disposing of the notes and owning and disposing of the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain U.S. Federal Income Tax Considerations.”

Trustee, Paying Agent and Conversion Agent	U.S. Bank National Association.

Global Securities; Book-Entry Form	The notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

SUMMARY CONSOLIDATED FINANCIAL DATA

We have derived the historical summary consolidated financial data for the years ended December 31, 2010, 2011 and 2012 from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived the historical summary consolidated statement of operations data for the nine months ended September 30, 2012 and 2013, and the consolidated balance sheet data as of September 30, 2013 from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments necessary for the fair statement of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

The summary unaudited pro forma condensed combined financial data for the year ended December 31, 2012 and as of and for the nine months ended September 30, 2013 below are based on the historical consolidated financial data and the notes thereto of Fluidigm and DVS after giving effect to the acquisition, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial data, including an assumed offering of $175 million principal amount of convertible notes to finance the acquisition. The summary unaudited pro forma condensed combined financial data below should be read in conjunction with the unaudited pro forma condensed combined financial data and the accompanying disclosures included elsewhere in this prospectus supplement and with the historical financial statements and accompanying disclosures of Fluidigm and DVS, which are incorporated by reference in this prospectus supplement. The summary unaudited pro forma condensed combined financial data are provided for informational purposes only and do not purport to represent what Fluidigm’s financial position or results of operations would actually have been had the acquisition occurred on those dates or to project Fluidigm’s results of operations or financial position for any future period. See “Unaudited Pro Forma Condensed Combined Financial Data” beginning on page S-53 of this prospectus supplement and “Where You Can Find More Information” beginning on page S-108 of this prospectus supplement.

	Year Ended December 31			Nine Months Ended September 30
	2010	2011	2012	2012	2013
	(In thousands, except per share data)
Historical Fluidigm Consolidated Statement of Operations Data:
Revenue:
Product revenue	$30,462	$40,581	$51,488	$36,126	$49,566
License and collaboration revenue	1,625	1,716	185	53	242
Grant revenue	1,473	568	661	496	494

Total revenue	33,560	42,865	52,334	36,675	50,302

Costs and expenses:
Cost of product revenue	11,581	13,191	15,325	10,990	14,273
Research and development	13,007	13,936	16,602	12,337	14,198
Selling, general and administrative	23,545	31,304	38,478	27,926	34,840
Litigation settlement	—	3,000	—	—	1,000

Total costs and expenses	48,133	61,431	70,405	51,253	64,311

Loss from operations	(14,573)	(18,566)	(18,071)	(14,578)	(14,009)
Interest expense	(2,158)	(3,101)	(628)	(616)	(13)
Loss from changes in the fair value of convertible preferred stock warrants, net	(445)	(1,483)	—	—	—
Gain from sale of investment in Verinata	—	—	—	—	1,777
Gain from extinguishment of convertible preferred stock warrants	—	765	—	—	—
Other income (expense), net	357	81	(189)	(127)	457

Loss before income taxes	(16,819)	(22,304)	(18,888)	(15,321)	(11,788)
Provision for income taxes	(83)	(166)	(136)	(101)	(95)

Net loss	(16,902)	(22,470)	(19,024)	(15,422)	(11,883)

Deemed dividend related to the change in conversion rate of Series E convertible preferred stock	—	(9,900)	—	—	—

Net loss attributed to common stockholders	$(16,902)	$(32,370)	$(19,024)	$(15,422)	$(11,883)

Net loss per share attributed to common stockholders, basic and diluted(1)	$(8.94)	$(1.81)	$(0.86)	$(0.73)	$(0.47)

Shares used in computing net loss per share attributed to common stockholders, basic and diluted(1)	1,890	17,847	22,136	21,161	25,407

(1)

Please see Note 2 to our audited consolidated financial statements incorporated into this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 for an explanation of the method used to calculate basic and diluted net loss per share attributed to common stockholders for the years ended December 31, 2010, 2011 and 2012. Please see Note 2 to our unaudited condensed consolidated financial statements incorporated into this prospectus supplement and the accompanying prospectus by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 for an explanation of the method used to calculate basic and diluted net loss per share attributed to common stockholders for the nine months ended September 30, 2013.

	Year Ended December 31, 2012	Nine Months Ended September 30, 2013
	(In thousands)
Pro Forma Statement of Operations Data:
Revenue	$64,254	$68,809
Cost of product revenue	31,348	29,252
Research and development	24,768	17,598
Selling, general and administrative	47,254	41,055
Litigation settlement	—	1,000

Total costs and expenses	103,370	88,905
Loss from operations	(39,116)	(20,096)

Gain from sale of investment in Verinata	—	1,777
Interest expense	(6,705)	(4,593)
Other income (expense), net	(208)	362

Loss before income taxes	(46,029)	(22,550)
Benefit from (provision for) income taxes	(87)	(132)

Net loss	$(46,116)	$(22,682)

	As of September 30, 2013
	Actual	As Adjusted(1)	Pro Forma as Adjusted(2)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$63,679	$232,221	$119,550
Working capital	71,615	240,157	122,470
Total assets	114,241	283,991	415,562
Indebtedness(3)	—	169,750	169,750
Stockholders’ equity	97,012	97,012	176,791

(1)	Presented on an as adjusted basis to give effect to the sale and issuance of the notes, after deducting estimated underwriting discounts and commissions and estimated offering expenses.
(2)

Presented on a pro forma as adjusted basis to also give effect to (a) the sale and issuance of the notes, after deducting estimated underwriting discounts and commissions and estimated offering expenses and (b) the acquisition of DVS.

(3)	Net of underwriting discount of $5.25 million with respect to the notes offered hereby.

RISK FACTORS

We operate in a rapidly changing environment that involves numerous uncertainties and risks. The following risks and uncertainties may have a material and adverse effect on our business, financial condition or results of operations. You should consider these risks and uncertainties carefully, together with all of the other information included or incorporated by reference in this prospectus. If any of the risks or uncertainties we face were to occur, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Our Proposed Acquisition of DVS

This offering is not conditioned upon the closing of the acquisition, and there can be no assurance that the acquisition will be completed.

On January 28, 2014, we signed a definitive merger agreement to acquire DVS in a stock and cash transaction. We expect the acquisition to close in February 2014, subject to customary closing conditions. Closing of the acquisition is subject to completion of this offering as well as other customary terms and conditions. However, completion of the acquisition is not a condition to completion of this offering, and there can be no assurance that the acquisition will be completed. If this offering has been completed, and the acquisition is terminated or does not occur for any reason, the notes offered hereby will remain outstanding whether or not the acquisition is completed.

Actual results may differ from any guidance issued by us concerning future revenue and revenue growth of DVS or the anticipated impact of the acquisition on the operating results of the combined company, and these differences could be material.

In connection with this offering, we have made a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including statements relating to expected timing of the acquisition of DVS Sciences, the prospects for the combined company, the market opportunity for our and DVS Sciences products, our expectations for the development of the single-cell genomics market and introduction of new products in such market and the future growth of our business. These statements are based upon our management’s preliminary estimates based on forecasts prepared by DVS’s management. Although we believe that we have a reasonable basis for such forward-looking statements, these statements are based on our projections of future events that are subject to known and unknown risks and uncertainties and other factors that may cause the combined company’s actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements to differ in a material way. In particular, DVS’s revenues have increased substantially in recent years, and we do not expect revenue growth rates from sales of DVS’s products to continue to grow after the merger at the same rates DVS has experienced in recent periods. Moreover, although its revenues have grown on an annual basis in recent years, DVS has experienced substantial quarter-to-quarter variations in levels of demand and revenue growth for its instruments and consumables, and we expect that these variances may continue in the future. Additional risks and uncertainties that could cause actual results to differ materially from currently anticipated results include, but are not limited to, risks relating to our ability to successfully integrate DVS; our ability to commercialize DVS products; market acceptance of DVS products; our ability to successfully launch new products and applications in DVS’s target markets; competition; our sales, marketing and distribution capabilities; our planned sales, marketing, and research and development activities; reduction in research and development spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for, or manufacturing of, DVS’s products, which in certain cases are purchased through sole and single source suppliers; seasonal variations in customer operations; unanticipated increases in costs or expenses; risks associated with international operations; and the other risks identified in this prospectus supplement and the documents incorporated by reference in this prospectus supplement. Our actual financial condition and results of operations following the DVS acquisition may not be consistent with, or evident from, the guidance we provide. Other unknown or unpredictable factors also could harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us. Any failure to meet such guidance could have a material adverse effect on the trading price or volume of our stock.

Any failure to successfully integrate DVS’s business and operations or fully realize potential synergies from the acquisition in the expected time frame would adversely affect our business, operating results, and financial condition.

We do not have a history of acquiring other companies, and the success of the DVS acquisition will depend, in part, on our ability to successfully integrate DVS’s business and operations and fully realize the anticipated benefits and potential synergies from combining our business with DVS’s business. To realize these anticipated benefits and potential synergies, we must successfully combine these businesses. If we are unable to achieve these objectives following the acquisition, the anticipated benefits and potential synergies of the acquisition may not be realized fully or at all, or may take longer to realize than expected. Any failure to timely realize these anticipated benefits would have a material adverse effect on our business, operating results, and financial condition.

We and DVS have operated and, until the completion of the acquisition, will continue to operate independently. The integration process could result in the loss of key employees, loss of key customers, decreases in revenues and increases in operating costs, as well as the disruption of each company’s ongoing businesses, any or all of which could limit our ability to achieve the anticipated benefits and synergies of the acquisition and have a material adverse effect on our business, operating results, and financial condition.

DVS licenses core intellectual property rights covering its products under agreements with several third parties. Termination of or disputes relating to any of these license agreements would have a material adverse effect on our business, operating results, and financial condition and could result in our inability to sell DVS’s flow cytometry products and otherwise to realize the benefits associated with the proposed merger.

The intellectual property rights covering DVS’s products depend in substantial part on license agreements with third parties, in particular MDS, Inc., or MDS, and also with other third parties such as Nodality, Inc., or Nodality. We understand that the licensed intellectual property rights of MDS as well as MDS’s rights and obligations under the license agreement between DVS Canada, a wholly–owned subsidiary of DVS, and MDS were subsequently assigned to and are now held by PerkinElmer Health Sciences, Inc., or PerkinElmer. Under the PerkinElmer license agreement, DVS Canada received an exclusive, royalty bearing, worldwide license to certain patents that are now owned by PerkinElmer in the field of ICP-based flow cytometry, including the analysis of elemental tagged materials in connection therewith, and a non-exclusive license for reagents outside the field of ICP-based flow cytometry. DVS was also party to an interim license agreement, now expired, under which Nodality granted DVS a worldwide, non-exclusive, research use only, royalty bearing license to certain cytometric reagents, instruments, and other products. DVS and Nodality are currently in negotiations with respect to a license agreement that would have a term ending when the last licensed patent expires. In addition, DVS is party to additional in-license agreements with parties such as Stanford University that relate to significant intellectual property rights, and DVS’s business and product development plans anticipate and will substantially depend on future in-license agreements with additional third parties, some of which are currently in the early discussion phase.

In-licensed intellectual property rights that are fundamental to the business being operated present numerous risks relating to ownership and enforcement of intellectual property rights. For example, under the PerkinElmer license, DVS is not granted any right, and following the merger, we will not have any right, to bring enforcement actions with respect to the patents licensed from PerkinElmer, which could materially impair our ability to preclude competitors and other third parties from activities that we consider to infringe on our exclusively licensed rights. In other cases such as with Nodality, all or a portion of the license rights granted may be limited for research use only, and in the event we attempt to expand into diagnostic applications, we would be required to negotiate additional rights, which may not be available to us on commercially reasonable terms, if at all.

In addition, DVS’s licensors, including licensors of DVS Canada, may generally terminate the applicable license agreement for uncured material breaches or if DVS becomes insolvent, makes an assignment for the benefit of creditors, or has a petition in bankruptcy filed against it. In the case of Nodality, the existing license recently expired and our announcement relating to the DVS acquisition could adversely affect DVS’s ability to negotiate a definitive license on the currently anticipated terms. Termination of material license agreements for any reason, including as a result of failure to obtain a required consent to assignment or as a result of an inability to negotiate a new or extended license where required, would result in a material loss of rights by us and DVS and would be expected to have a material adverse effect on our business, operating results, and financial condition. In particular, any such termination could prevent us from manufacturing and selling DVS’s products unless we can negotiate new license terms or develop or acquire alternative intellectual property rights that cover or enable similar functionality. While we do not believe that any existing material in-license agreements require the consent of the licensor in order for us to rely on these licenses after the merger, the question is not free from doubt, and one or more of DVS’s or DVS Canada’s licensors, including PerkinElmer, could contend that the failure to obtain their consent constituted a breach or default under the applicable license agreement or require the negotiation of a new license. In the case of a dispute over these or other terms of the applicable license agreements with any of DVS’s or DVS Canada’s licensors, we cannot provide assurances that we will be able to negotiate a new or amended license on commercially reasonable terms, if at all. Any dispute between us and one of DVS’s or DVS Canada’s existing licensors concerning the terms or conditions of the applicable license agreement, including with respect to its continued application following the merger, could result, among other risks, in substantial management distraction at a time when our management would need to focus on the integration of Fluidigm and DVS; increased expenses associated with litigation or efforts to resolve disputes; substantial customer uncertainty concerning the direction of the combined companies’ business; potential infringement claims against us and/or our customers, which could include efforts by a licensor to enjoin sales of DVS or DVS Canada’s products; customer requests for indemnification by Fluidigm; and, in the event of an adverse determination, our inability to operate the business of DVS as currently operated or at all. Any of these factors would be expected to have a material adverse effect on our business, operating results, and financial condition and could result in a substantial decline in our stock price.

We cannot provide assurances that existing provisional application filings by DVS will result in issued patents or that any issued patents filed by DVS or its licensors will protect DVS’s technology.

DVS has sought patent protection in the United States and internationally for certain aspects of its technology through licensed intellectual property and owned intellectual property. A significant portion of DVS’s owned patent portfolio is in the form of provisional application filings that would need to be converted to non-provisional U.S. patent applications or international patent applications. We cannot be sure that patents will be granted with respect to any of DVS’s owned or licensed pending patent applications or with respect to any patent applications filed by DVS or its licensors in the future, nor can we be sure that any of DVS’s existing owned or licensed patents or any patents that may be granted to DVS or its licensors in the future will protect such technology. For aspects of DVS’s technology for which patent protection may not be available, it has relied on protection through trade secrets, know-how, or continuing technological innovation.

DVS is subject to certain obligations and restrictions relating to technologies developed in cooperation with Canadian government agencies.

Some of DVS’s Canadian research and development is funded in part through government grants and by government agencies. The intellectual property developed through these projects is subject to rights and restrictions in favor of government agencies and Canadians generally. In most cases the government agency retains the right to use intellectual property developed through the project for non-commercial purposes and to publish the results of research conducted in connection with the project. This may increase the risk of public disclosure of information relating to DVS’s intellectual property, including confidential information, and may reduce its competitive advantage in commercializing intellectual property developed through these projects. In certain projects DVS has also agreed to use commercially reasonable efforts to commercialize intellectual property in Canada, or more specifically in the province of Ontario, for the economic benefit of Canada and the province of Ontario. These restrictions will limit its choice of business and manufacturing locations, business partners and corporate structure and may, in certain circumstances, restrict its ability to achieve maximum profitability and cost efficiency from the intellectual property generated by these projects. In one instance, a dispute with the applicable government funded entity may require mediation, which could lead to unanticipated delays in our commercialization efforts to that project. One of DVS’s Canadian government funded projects is also subject to certain limited “march-in” rights in favor of the government of the Province of Ontario, under which DVS may be required to grant a license to its intellectual property, including background intellectual property developed outside the scope of the project, to a responsible applicant on reasonable terms in circumstances where the government determines that such a license is necessary in order to alleviate emergency or extraordinary health or safety needs or for public use. In addition, DVS must provide reasonable assistance to the government in obtaining similar licenses from third parties required in connection with the use of its intellectual property. Instances in which the government of the Province of Ontario has exercised similar “march-in” rights are rare; however, the exercise of such rights could materially adversely affect DVS’s business, operations and financial condition.

We have made certain assumptions relating to the DVS acquisition which may prove to be materially inaccurate.

We have made certain assumptions relating to the DVS acquisition, which assumptions may be inaccurate, including as the result of the failure to realize the expected benefits of the DVS acquisition, failure to realize expected revenue growth rates, higher than expected operating, transaction and integration costs, as well as general economic and business conditions that adversely affect the combined company following the DVS acquisition. These assumptions relate to numerous matters, including:

•	projections of DVS’s revenue growth rates and future revenues;

•	our expected capital structure after the DVS acquisition;

•	the amount of goodwill and intangibles that will result from the DVS acquisition;

•	certain other purchase accounting adjustments that we expect will be recorded in our financial statements in connection with the DVS acquisition;

•	acquisition costs, including restructuring charges and transaction costs;

•	our ability to maintain, develop and deepen relationships with customers of DVS; and

•	other financial and strategic risks of the DVS acquisition.

We and DVS may have difficulty attracting, motivating and retaining executives and other key employees in light of the acquisition.

Uncertainty about the effect of the acquisition on our and DVS’s employees may have an adverse effect on us or DVS and, consequently, the combined business resulting from the acquisition. This uncertainty may impair our and DVS’s ability to attract, retain and motivate key personnel until the acquisition is completed, or longer for the combined entity. Employee retention may be particularly challenging during the pendency of the acquisition as our and DVS’s employees may experience uncertainty about their future roles with the combined business. Additionally, DVS’s officers and employees own shares of DVS’s common stock and/or hold DVS stock options. If the acquisition is completed, they will be entitled to receive a portion of the acquisition consideration, the payment of which could provide sufficient financial incentive for certain officers and employees to no longer pursue employment with the combined business. In particular, we have identified several key employees, including key scientific and technical employees, who have been important to the development of DVS’s products and technologies, and we have attempted to implement employment compensation arrangements following the acquisition to ensure these individuals’ continued employment with us. We cannot provide assurances that these arrangements will sufficiently incentivize these key employees to remain with Fluidigm after the acquisition. If key employees depart because of issues relating to the uncertainty and difficulty of integration, financial incentives or a desire not to become employees of the combined business, we may incur significant costs in identifying, hiring and retaining replacements for departing employees, which could substantially reduce or delay our ability to realize the anticipated benefits of the acquisition.

Our and DVS’s business relationships, including customer relationships, may be subject to disruption due to uncertainty associated with the acquisition.

Parties with which we or DVS do business may experience uncertainty associated with the acquisition, including with respect to current or future business relationships with us, DVS or the combined business. These business relationships may be subject to disruption as customers and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than us, DVS or the combined business, including our competitors or those of DVS. These disruptions could have a material adverse effect on the businesses, operating results, and financial condition of the combined business. The adverse effect of such disruptions could be exacerbated by a delay in the completion of the acquisition or termination of the merger agreement.

DVS or its employees may be subject to damages resulting from claims that it or its employees wrongfully used or disclosed alleged trade secrets of former employers of DVS employees or other institutions or third parties with whom DVS employees may have been previously affiliated.

Many of DVS’s employees, including its founders, were previously employed at universities or other life science companies, including current or potential competitors of DVS or Fluidigm. Although no litigation against DVS is currently pending, DVS has in the past received notices from third parties alleging potential disclosures of confidential information. As a result, we could become subject to claims that DVS employees inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or other third parties or institutions with whom DVS employees may have been previously affiliated. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose intellectual property rights of DVS. A loss of key work product of DVS personnel could hamper or prevent our ability to commercialize certain potential products, which could severely harm DVS’s business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

The merger agreement may be terminated in accordance with its terms, and the acquisition may not be completed.

The merger agreement is subject to a number of conditions which must fulfilled in order to complete the acquisition. Those conditions include continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, absence of orders prohibiting the completion of the acquisition, and certain other conditions specified in the merger agreement. In addition, both we and DVS have rights to terminate the merger agreement under certain circumstances specified in the merger agreement.

We will incur significant acquisition-related integration costs in connection with the acquisition and significant transaction expenses in connection with the negotiation and consummation of the acquisition and completion of this offering.

We are currently developing a plan to integrate the operations of DVS after the completion of the acquisition. In connection with that plan, we anticipate that we will incur certain non-recurring charges in connection with this integration; however, we cannot identify the timing, nature and amount of all such charges as of the date of this prospectus supplement. Further, we currently expect to incur significant transaction costs relating to negotiating and completing the acquisition and this offering. These integration costs and transaction expenses will be charged as an expense in the period incurred. The significant transaction costs and acquisition-related integration costs could materially affect our results of operations in the period in which such charges are recorded. Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business, will offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

An adverse judgment in a lawsuit challenging the acquisition may prevent the acquisition from becoming effective or from becoming effective within the expected timeframe.

One of the conditions to the closing of the acquisition is that no order, injunction or decree or other legal restraint or prohibition that prevents the completion of the acquisition be in effect. If any plaintiff were successful in obtaining an injunction prohibiting DVS or us from completing the acquisition on the agreed-upon terms, then such injunction may prevent the acquisition from becoming effective or from becoming effective within the expected timeframe.

The stated value of long-lived and intangible assets may become impaired and result in an impairment charge.

As of September 30, 2013, after giving pro forma effect to the DVS acquisition, we would have had approximately $235 million of intangible assets and goodwill on a pro forma combined basis, all of which relates to the acquisition of DVS. In addition, if in the future we acquire additional complementary businesses or technologies, a substantial portion of the value of such assets may be recorded as intangible assets or goodwill. The carrying amounts of intangible assets and goodwill are affected whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. Such events or changes might include a significant decline in market share, a significant decline in revenues, a significant increase in losses or decrease in profits, rapid changes in technology, failure to achieve the benefits of capacity increases and utilization, significant litigation arising out of an acquisition or other matters. Adverse events or changes in circumstances may affect the estimated undiscounted future operating cash flows expected to be derived from intangible assets and goodwill. If at any time we determine that an impairment has occurred, we will be required to reflect the impaired value as a charge, resulting in a reduction in earnings in the quarter such impairment is identified and a corresponding reduction in our net asset value. The potential recognition of impairment in the carrying value, if any, could have a material and adverse effect on our financial condition and results of operations.

The pro forma financial statements incorporated by reference in this prospectus supplement are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the DVS acquisition.

The pro forma financial statements incorporated by reference in this prospectus supplement are presented for illustrative purposes only, are based on various adjustments and assumptions, many of which are preliminary, and may not be an indication of our financial condition or results of operations following the DVS acquisition. Our actual financial condition and results of operations following the DVS acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the DVS acquisition. In addition, this offering is not conditioned upon completion of the DVS acquisition and the notes may remain outstanding even if the DVS acquisition is not completed. Therefore, investors should refer to our historical financial statements incorporated by reference in this prospectus supplement when evaluating an investment in the notes.

Risks Related to our Business and Strategy

Emerging market opportunities may not develop as quickly as we expect, limiting our ability to successfully market and sell our products, or our product development and strategic plans relating to such markets may change and our entry into these emerging markets may be delayed, if it occurs at all.

The application of our technologies to single-cell genomics, digital polymerase chain reaction, or digital PCR, and sample preparation for next-generation DNA sequencing are emerging market opportunities. We believe these opportunities will take several years to develop or mature and we cannot be certain that these market opportunities will develop as we expect. For example, we launched our C1 Single-Cell Auto Prep System in June 2012, which applies our technology to, among other things, improve single-cell analytic workflow for single-cell genomics. The future growth of the single-cell genomics market and the success of our new system depend on many factors beyond our control, including recognition and acceptance by the scientific community, and the growth, prevalence, and costs of competing methods of genetic analysis. If the market for single-cell genomics, digital PCR, and sample preparation for next-generation DNA sequencing do not develop as we expect, our business may be adversely affected. Additionally, our success in these emerging markets may depend to a large extent on our ability to successfully market and sell products using our technologies. If we are not able to successfully market and sell our products, or to achieve the revenue or margins we expect, our operating results may be harmed and we may not recover our product development and marketing expenditures. In addition, our product development and strategic plans may change, which could delay or impede our entry into emerging markets.

Our financial results may vary significantly from quarter-to-quarter due to a number of factors, which may lead to volatility in our stock price.

Our quarterly revenue and results of operations have varied in the past and may continue to vary significantly from quarter-to-quarter. For example, in 2010, 2011, and 2012, we experienced higher sales in the fourth quarter than in the first quarter of the next fiscal year. In addition, revenue from sales of our instruments relative to sales of our consumables may fluctuate or deviate significantly from expectations. The variability in our quarterly results of operations, including revenue from sales of our instruments relative to our consumables, may lead to volatility in our stock price as research analysts and investors respond to these quarterly fluctuations. These fluctuations are due to numerous factors that are difficult to forecast, including: fluctuations in demand for our products; changes in customer budget cycles and capital spending; seasonal variations in customer operations; tendencies among some customers to defer purchase decisions to the end of the quarter; the large unit value of our systems; changes in our pricing and sales policies or the pricing and sales policies of our competitors; our ability to design, manufacture and deliver products to our customers in a timely and cost-effective manner; quality control or yield problems in our manufacturing operations; our ability to timely obtain adequate quantities of the components used in our products; new product introductions and enhancements by us and our competitors; unanticipated increases in costs or expenses; our complex, variable and, at times, lengthy sales cycle; global economic conditions; and fluctuations in foreign currency exchange rates. Additionally, we have certain customers who have historically placed large orders in multiple quarters during a calendar year. A significant reduction in orders from one or more of these customers could adversely affect our revenue and operating results, and if these customers defer or cancel purchases or otherwise alter their purchasing patterns, our quarter-to-quarter financial results could be significantly impacted.

The foregoing factors, as well as other factors, could materially and adversely affect our quarterly and annual results of operations. In addition, a significant amount of our operating expenses are relatively fixed due to our manufacturing, research and development, and sales and general administrative efforts. Any failure to adjust spending quickly enough to compensate for a revenue shortfall could magnify the adverse impact of such revenue shortfall on our results of operations. We expect that our sales will continue to fluctuate on a quarterly basis and that our financial results for some periods may be below those projected by securities analysts, which could significantly decrease the price of our common stock.

We have incurred losses since inception, and we may continue to incur substantial losses for the foreseeable future.

We have a limited operating history and have incurred significant losses in each fiscal year since our inception, including net losses of $11.9 million, $19.0 million, $22.5 million, and $16.9 million during the nine months ended September 30, 2013 and the years 2012, 2011, and 2010, respectively. As of September 30, 2013, we had an accumulated deficit of $252.7 million. These losses have resulted principally from costs incurred in our research and development programs, and from our manufacturing costs and selling, general, and administrative expenses. We may continue to incur substantial operating and net losses and negative cash flow from operations. We expect that our selling, general, and administrative expenses will continue to increase due to the additional operational and reporting costs associated with being a public company. We anticipate that our business will generate operating losses until we successfully implement our commercial development strategy and generate significant additional revenue to support our level of operating expenses. Because of the numerous risks and uncertainties associated with our commercialization efforts and future product development, we are unable to predict when we will become profitable, and we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase our profitability.

If our research and product development efforts do not result in commercially viable products within anticipated timelines, if at all, our business and results of operations will be adversely affected.

Our business is dependent on the improvement of our existing products, our development of new products to serve existing markets, and our development of new products to create new markets and applications that were previously not practical with existing systems. We intend to devote significant personnel and financial resources to research and development activities designed to advance the capabilities of our microfluidic systems technology. We have developed design rules for the implementation of our technology that are frequently revised to reflect new insights we have gained about the technology. In addition, we have discovered that biological or chemical reactions sometimes behave differently when implemented on our systems rather than in a standard laboratory environment. Furthermore, many such reactions take place within the confines of single cells, which have also demonstrated unexpected behavior when grown and manipulated within microfluidic environments. As a result, research and development efforts may be required to transfer certain reactions and cell handling techniques to our systems. In the past, product development projects have been significantly delayed when we encountered unanticipated difficulties in implementing a process on our systems. We may have similar delays in the future, and we may not obtain any benefits from our research and development activities. Any delay or failure by us to develop new products or enhance existing products would have a substantial adverse effect on our business and results of operations.

If one or more of our manufacturing facilities become unavailable or inoperable, we will be unable to continue manufacturing our instruments, IFCs, and/or assays and, as a result, our business will be harmed until we are able to secure a new facility.

We manufacture all of our instruments and IFCs for commercial sale at our facility in Singapore and our assays for commercial sale at our headquarters in South San Francisco, California. No other manufacturing facilities are currently available to us, particularly facilities of the size and scope required by our Singapore operations. Our facilities and the equipment we use to manufacture our instruments, IFCs, and assays would be costly to replace and could require substantial lead time to repair or replace. Our facilities may be harmed or rendered inoperable by natural or man-made disasters, which may render it difficult or impossible for us to manufacture our products for some period of time. If any of our facilities become unavailable to us, we cannot provide assurances that we will be able to secure a new manufacturing facility on acceptable terms, if at all. The inability to manufacture our products, combined with our limited inventory of manufactured supplies, may result in the loss of customers or harm our reputation, and we may be unable to reestablish relationships with those customers in the future. Although we possess insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

The current leases for our manufacturing facility in Singapore expire at various times through August 2016 and our current lease for office and laboratory space at our headquarters in South San Francisco expires in April 2020. On October 14, 2013, Fluidigm Singapore Pte Ltd., or Fluidigm Singapore, our wholly-owned subsidiary, accepted an offer of tenancy relating to the lease of a new manufacturing facility in Singapore, which expires on June 1, 2022. We expect to consolidate our manufacturing operations in the new space in the third quarter of 2014. Such a move will involve significant expense in connection with the establishment of new clean rooms, the movement and installation of key manufacturing equipment, and qualification of the new facility, and we cannot assure you that such a move would not delay or otherwise adversely affect our manufacturing activities. If our manufacturing capabilities are impaired by our move, we may not be able to manufacture and ship our products in a timely manner, which would adversely impact our business.

We may experience development or manufacturing problems or delays that could limit the growth of our revenue or increase our losses.

We may encounter unforeseen situations in the manufacturing and assembly of our products that would result in delays or shortfalls in our production. For example, we expect to consolidate our manufacturing operations in a new facility in the third quarter of 2014. Such a move will involve significant expense, and we cannot assure you that such a move would not delay or otherwise adversely affect our manufacturing activities. In addition, our production processes and assembly methods may have to change to accommodate any significant future expansion of our manufacturing capacity, which may increase our manufacturing costs, delay production of our products, reduce our product margin, and adversely impact our business. If our manufacturing activities are adversely impacted by our move, or if we are otherwise unable to keep up with demand for our products by successfully manufacturing, assembling, testing, and shipping our products in a timely manner, our revenue could be impaired, market acceptance for our products could be adversely affected and our customers might instead purchase our competitors’ products.

All of our IFCs for commercial sale are manufactured at our facility in Singapore. Production of the elastomeric block that is at the core of our IFCs is a complex process requiring advanced clean rooms, sophisticated equipment, and strict adherence to procedures. Any contamination of the clean room, equipment malfunction, or failure to strictly follow procedures can significantly reduce our yield in one or more batches. We have in the past experienced variations in yields due to such factors. A drop in yield can increase our cost to manufacture our IFCs or, in more severe cases, require us to halt the manufacture of our IFCs until the problem is resolved. Identifying and resolving the cause of a drop in yield can require substantial time and resources.

In addition, developing an IFC for a new application may require developing a specific production process for that type of IFC. While all of our IFCs are produced using the same basic processes, significant variations may be required to ensure adequate yield of any particular type of IFC. Developing such a process can be very time consuming, and any unexpected difficulty in doing so can delay the introduction of a product.

We are dependent on single source suppliers for some of the components and materials used in our products, and the loss of any of these suppliers could harm our business.

We rely on single source suppliers for certain components and materials used in our products. Additionally, several of our instruments are assembled at the facilities of contract manufacturers in Singapore. We do not have long term contracts with our suppliers of these components and materials or our assembly service providers. The loss of the single source suppliers of any of the following components and/or materials would require significant time and effort to locate and qualify an alternative source of supply:

•	The IFCs used in our microfluidic systems are fabricated using a specialized polymer, and other specialized materials, that are available from a limited number of sources. In the past, we have encountered quality issues that have reduced our manufacturing yield or required the use of additional manufacturing processes.

•	The reader for our BioMark System requires specialized custom camera lenses, fiber light guides, and other components that are available from a limited number of sources.

•	Specialized pneumatic and electronic components for our C1 Single-Cell Auto Prep System are available from a limited number of sources.

•	The raw materials for our DELTAgene and SNPtype assays and Access Array Target-Specific primers are available from a limited number of sources.

Our reliance on single source suppliers and assembly service providers also subjects us to other risks that could harm our business, including the following:

•	we may be subject to increased component or assembly costs;

•	we may not be able to obtain adequate supply or services in a timely manner or on commercially reasonable terms;

•	our suppliers or service providers may make errors in manufacturing or assembly of components that could negatively affect the efficacy of our products or cause delays in shipment of our products; and

•

our suppliers or service providers may encounter capacity constraints or financial hardships unrelated to our demand for components or services, which could inhibit their ability to fulfill our orders and meet our requirements.

We have in the past experienced quality control and supply problems with some of our suppliers, such as manufacturing errors, and may again experience problems in the future. We may not be able to quickly establish additional or replacement suppliers, particularly for our single source components, or assembly service providers. Any interruption or delay in the supply of components or materials or assembly of our instruments, or our inability to obtain components, materials, or assembly services from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive products.

If our products fail to achieve and sustain sufficient market acceptance, our revenue will be adversely affected.

Our success depends, in part, on our ability to develop and market products that are recognized and accepted as reliable, enabling and cost-effective. Most of our potential customers already use expensive research systems in their laboratories and may be reluctant to replace those systems. Market acceptance of our systems will depend on many factors, including our ability to convince potential customers that our systems are an attractive alternative to existing technologies. Compared to some competing technologies, our microfluidic technology is relatively new, and most potential customers have limited knowledge of, or experience with, our products. Prior to adopting our microfluidic systems, some potential customers may need to devote time and effort to testing and validating our systems. Any failure of our systems to meet these customer benchmarks could result in customers choosing to retain their existing systems or to purchase systems other than ours.

In addition, it is important that our systems be perceived as accurate and reliable by the scientific and medical research community as a whole. Historically, a significant part of our sales and marketing efforts has been directed at convincing industry leaders of the advantages of our systems and encouraging such leaders to publish or present the results of their evaluation of our system. If we are unable to continue to induce leading researchers to use our systems, or if such researchers are unable to achieve and publish or present significant experimental results using our systems, acceptance and adoption of our systems will be slowed and our ability to increase our revenue would be adversely affected.

Our future success is dependent upon our ability to expand our customer base and introduce new applications.

Our customer base is primarily composed of academic institutions, clinical laboratories that use our technology to develop tests, and pharmaceutical, biotechnology, and agricultural biotechnology, or Ag-Bio, companies that perform analyses for research and commercial purposes. Our success will depend, in part, upon our ability to increase our market share among these customers, attract additional customers outside of these markets, and market new applications to existing and new customers as we develop such applications. Attracting new customers and introducing new applications requires substantial time and expense. For example, it may be difficult to identify, engage and market to customers who are unfamiliar with the current applications of our systems. Any failure to expand our existing customer base or launch new applications would adversely affect our ability to increase our revenue.

The life science research and Ag-Bio markets are highly competitive and subject to rapid technological change, and we may not be able to successfully compete.

The markets for our products are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition, new product introductions, and strong price competition. We compete with both established and development stage life science research companies that design, manufacture, and market instruments and consumables for gene expression analysis, targeted single-cell gene expression analysis, genotyping, PCR, digital PCR, other nucleic acid detection, and additional applications using well established laboratory techniques, as well as newer technologies such as bead encoded arrays, microfluidics, nanotechnology, high-throughput DNA sequencing, microdroplets, and photolithographic arrays. Most of our current competitors have significantly greater name recognition, greater financial and human resources, broader product lines and product packages, larger sales forces, larger existing installed bases, larger intellectual property portfolios, and greater experience and scale in research and development, manufacturing, and marketing than we do. For example, companies such as Affymetrix, Inc., Agilent Technologies, Inc., Bio-Rad Laboratories, Inc., Illumina, Inc., Life Technologies Corporation, LGC Limited, Luminex Corporation, PerkinElmer, Inc. (through its acquisition of Caliper Life Sciences, Inc.), RainDance Technologies, Inc., Roche Applied Science (a division of Roche Diagnostics Corporation), Sequenom, Inc., Thermo Fisher Scientific Inc., and WaferGen Bio-systems, Inc. have products that compete in certain segments of the market in which we sell our products.

Competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements. In light of these advantages, even if our technology is more effective than the product or service offerings of our competitors, current or potential customers might accept competitive products and services in lieu of purchasing our technology. We anticipate that we will face increased competition in the future as existing companies and competitors develop new or improved products and as new companies enter the market with new technologies. Increased competition is likely to result in pricing pressures, which could reduce our profit margins and increase our sales and marketing expenses. In addition, mergers, consolidations, or other strategic transactions between two or more of our competitors, or between our competitor and one of our key customers, could change the competitive landscape and weaken our competitive position, adversely affecting our business.

Our business depends on research and development spending levels of academic, clinical, and governmental research institutions, and pharmaceutical, biotechnology, and Ag-Bio companies, a reduction in which could limit our ability to sell our products and adversely affect our business.

We expect that our revenue in the foreseeable future will be derived primarily from sales of our microfluidic systems and integrated fluidic circuits, or IFCs, to academic institutions, clinical laboratories that use our technology to develop tests, and pharmaceutical, biotechnology, and Ag-Bio companies worldwide. Our success will depend upon their demand for and use of our products. Accordingly, the spending policies of these customers could have a significant effect on the demand for our technology. These policies may be based on a wide variety of factors, including concerns regarding the federal government budget sequestration, the availability of resources to make purchases, the spending priorities among various types of equipment, policies regarding spending during recessionary periods, and changes in the political climate. In addition, academic, governmental, and other research institutions that fund research and development activities may be subject to stringent budgetary constraints that could result in spending reductions, reduced allocations, or budget cutbacks, which could jeopardize the ability of these customers to purchase our products. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by these customers. For example, reductions in capital and operating expenditures by these customers may result in lower than expected sales of our microfluidic systems and IFCs. These reductions and delays may result from factors that are not within our control, such as:

•	changes in economic conditions;

•	natural disasters;

•	changes in government programs that provide funding to research institutions and companies;

•	changes in the regulatory environment affecting life science and Ag-Bio companies engaged in research and commercial activities;

•	differences in budget cycles across various geographies and industries;

•	market-driven pressures on companies to consolidate operations and reduce costs;

•	mergers and acquisitions in the life science and Ag-Bio industries; and

•	other factors affecting research and development spending.

Any decrease in our customers’ budgets or expenditures, or in the size, scope, or frequency of capital or operating expenditures, could materially and adversely affect our operations or financial condition.

We may not be able to develop new products or enhance the capabilities of our existing microfluidic systems to keep pace with rapidly changing technology and customer requirements, which could have a material adverse effect on our business, revenue, financial condition, and operating results.

Our success depends on our ability to develop new products and applications for our technology in existing and new markets, while improving the performance and cost-effectiveness of our systems. New technologies, techniques, or products could emerge that might offer better combinations of price and performance than our current or future product lines and systems. Existing markets for our products, including single-cell genomics, gene expression analysis, genotyping, and digital PCR, as well as potential markets for our products such as high-throughput DNA sequencing and molecular diagnostics applications, are characterized by rapid technological change and innovation. It is critical to our success for us to anticipate changes in technology and customer requirements and to successfully introduce new, enhanced, and competitive technology to meet our customers’ and prospective customers’ needs on a timely and cost-effective basis. Developing and implementing new technologies will require us to incur substantial development costs and we may not have adequate resources available to be able to successfully introduce new applications of, or enhancements to, our systems. We cannot guarantee that we will be able to maintain technological advantages over emerging technologies in the future. While we typically plan improvements to our systems, we may not be able to successfully implement these improvements. If we fail to keep pace with emerging technologies, demand for our systems will not grow and may decline, and our business, revenue, financial condition, and operating results could suffer materially. In addition, if we introduce enhanced systems but fail to manage product transitions effectively, customers may delay or forgo purchases of our systems and our operating results may be adversely affected by product obsolescence and excess inventory. Even if we successfully implement some or all of these planned improvements, we cannot guarantee that our current and potential customers will find our enhanced systems to be an attractive alternative to existing technologies, including our current products.

Our products could become subject to regulation as medical devices by the U.S. Food and Drug Administration, or FDA, or other regulatory agencies in the future.

Our products are currently labeled, promoted and sold to academic institutions, life sciences laboratories, and pharmaceutical, biotechnology, and Ag-Bio companies for research purposes only, and not as diagnostic tests or medical devices. As products labeled and intended for research use only, they are subject only to limited regulation as medical devices by the FDA under 21 Code of Federal Regulations Section 809.10(c) with respect to their labeling. Research use only products are not currently subject to regulation as medical devices by comparable agencies of other countries. However, the FDA could disagree with our conclusion that our products are for research use only. In addition, if we change the labeling or promotion of our products in the future to include indications for human diagnostic applications or medical uses, or we have knowledge that our customers are using our products for clinical diagnostic or therapeutic purposes, our products or related applications could be subject to additional regulation as in vitro diagnostic devices, such as under the FDA’s pre- and post-market regulations for medical devices. For example, if we wish to label, promote or advertise our products for use in performing clinical diagnostics, we would first need to obtain FDA pre-market clearance or approval (depending on any product’s specific intended use and any such modified labeling claims), unless otherwise exempt from clearance or approval requirements. Obtaining FDA clearance or approval can be expensive and uncertain, and generally takes several months to years to obtain, and may require detailed and comprehensive scientific and clinical data. Notwithstanding the expense, these efforts may never result in FDA clearance or approval. Even if we were to obtain regulatory approval or clearance, it may not be for the uses we believe are important or commercially attractive.

Further, the FDA may expand its regulatory oversight of our products or the products of our customers, which could impose restrictions on our ability to market and sell our products. For example, our customers may elect to use our research use only labeled products in their own laboratory developed tests, or LDTs, for clinical diagnostic use. The FDA has historically exercised enforcement discretion in not enforcing the medical device regulations against laboratory offering LDTs. However, the FDA could assert jurisdiction over some or all LDTs, which may impact our customers’ uses of our products. A significant change in the way that the FDA regulates our products or any LDTs that our customers develop may require us to change our business model in order to maintain compliance with these laws. The FDA held a meeting in July 2010, during which it indicated that it intends to reconsider its policy of enforcement discretion and to begin drafting a new oversight framework for LDTs. Recent comments by FDA Commissioner Margaret Hamburg in June 2013 indicate that the FDA is working on a new risk-based framework to regulate LDTs. We cannot predict the ultimate timing or form of any FDA guidance or regulation on LTDs.

Additionally, on November 25, 2013 the FDA issued Final Guidance “Distribution of In Vitro Diagnostic Products Labeled for Research Use Only”. The guidance emphasizes that the FDA will review the totality of the circumstances when it comes to evaluating whether equipment and testing components are properly labeled as RUO. The final guidance states that merely including a labeling statement that the product is for research purposes only will not necessarily render the device exempt from the FDA’s clearance, approval, or other requirements if the circumstances surrounding the distribution of the product indicate that the manufacturer knows its product is, or intends for its product to be, offered for clinical diagnostic uses. These circumstances may include written or verbal marketing claims or links to articles regarding a product’s performance in clinical applications and a manufacturer’s provision of technical support for clinical applications. If the FDA imposes significant changes to the regulation of LDTs, or modifies its approach to our products labeled for research use only, it could reduce our revenue or increase our costs and adversely affect our business, prospects, results of operations or financial condition. In addition, if the FDA determined that our products labeled for research use only were intended for use in clinical investigation or diagnosis, those products could be considered misbranded or adulterated under the Federal Food, Drug, and Cosmetic Act.

We may be required to proactively achieve compliance with certain FDA regulations and to conform our manufacturing operations to the FDA’s good manufacturing practice regulations for medical devices, known as the Quality System Regulation, or QSR, as part of our contracts with customers or as part of our collaborations with third parties. In addition, we may voluntarily seek to conform our manufacturing operations to QSR requirements. For clinical diagnostic products that are regulated as medical devices, the FDA enforces the QSR through pre-approved inspections and periodic unannounced inspections of registered manufacturing facilities. If we are subject to QSR requirements, the failure to comply with those requirements or take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter or an untitled letter, a delay in approving or clearing, or a refusal to approve or clear, our products, a shutdown of manufacturing operations, a product recall, civil or criminal penalties or other sanctions, which could in turn cause our sales and business to suffer.

If we are unable to recruit and retain key executives, scientists and technical support personnel, we may be unable to achieve our goals.

Our performance is substantially dependent on the performance of our senior management, particularly Gajus V. Worthington, our president and chief executive officer. Additionally, to expand our research and product development efforts, we need key scientists skilled in areas such as molecular and cellular biology, assay development, and manufacturing. We also need highly trained technical support personnel with the necessary scientific background and ability to understand our systems at a technical level to effectively support potential new customers and the expanding needs of current customers. Competition for these people is intense. Because of the complex and technical nature of our systems and the dynamic market in which we compete, any failure to attract and retain a sufficient number of qualified employees could materially harm our ability to develop and commercialize our technology.

The loss of the services of any member of our senior management or our scientific or technical support staff might significantly delay or prevent the development of our products or achievement of other business objectives by diverting management’s attention to transition matters and identification of suitable replacements, if any, and could have a material adverse effect on our business. In addition, our research and product development efforts could be delayed or curtailed if we are unable to attract, train and retain highly skilled employees, particularly, senior scientists and engineers. We do not maintain fixed term employment contracts or significant key man life insurance with any of our employees.

If we are unable to integrate future acquisitions successfully, our operating results and prospects could be harmed.

In the future, we may make additional acquisitions to improve our product offerings or expand into new markets. Our future acquisition strategy will depend on our ability to identify, negotiate, complete, and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Mergers and acquisitions are inherently risky, and any transaction we complete may not be successful. Our acquisition of DVS, if completed, would be our first acquisition of another company. Any merger or acquisition we may pursue would involve numerous risks, including but not limited to the following:

•	difficulties in integrating and managing the operations, technologies, and products of the companies we acquire;

•	diversion of our management’s attention from normal daily operation of our business;

•	our inability to maintain the key business relationships and the reputations of the businesses we acquire;

•	our inability to retain key personnel of the acquired company;

•	uncertainty of entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions;

•	our dependence on unfamiliar affiliates and customers of the companies we acquire;

•	insufficient revenue to offset our increased expenses associated with acquisitions;

•	our responsibility for the liabilities of the businesses we acquire, including those which we may not anticipate; and

•	our inability to maintain internal standards, controls, procedures, and policies.

We may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us. If we finance acquisitions by issuing equity or convertible debt securities, our existing stockholders will likely experience dilution, and if we finance future acquisitions with debt funding, we will incur interest expense and may have to comply with financial covenants and secure that debt obligation with our assets.

Adverse conditions in the global economy and disruption of financial markets may significantly harm our revenue, profitability, and results of operations.

The global credit and financial markets have in recent years experienced volatility and disruptions, including diminished liquidity and credit availability, increased concerns about inflation and deflation, and the downgrade of U.S. debt and exposure risks on other sovereign debts, decreased consumer confidence, lower economic growth, volatile energy costs, increased unemployment rates, and uncertainty about economic stability. Volatility and disruption of financial markets could limit our customers’ ability to obtain adequate financing or credit to purchase and pay for our products in a timely manner or to maintain operations, which could result in a decrease in sales volume that could harm our results of operations. General concerns about the fundamental soundness of domestic and international economies may also cause our customers to reduce their purchases. Changes in governmental banking, monetary, and fiscal policies to address liquidity and increase credit availability may not be effective. Significant government investment and allocation of resources to assist the economic recovery of sectors which do not include our customers may reduce the resources available for government grants and related funding for life science, Ag-Bio, and clinical research and development. Continuation or further deterioration of these financial and macroeconomic conditions could significantly harm our sales, profitability, and results of operations.

We generate a substantial portion of our revenue internationally and are subject to various risks relating to such international activities, which could adversely affect our sales and operating performance. In addition, any disruption or delay in the shipping or off-loading of our products, whether domestically or internationally, may have an adverse effect on our financial condition and results of operations.

During the nine months ended September 30, 2013 and the years 2012, 2011, and 2010, approximately 45%, 47%, 47%, and 45%, respectively, of our product revenue was generated from sales to customers located outside of the United States. We believe that a significant percentage of our future revenue will come from international sources as we expand our overseas operations and develop opportunities in other international areas. Engaging in international business inherently involves a number of difficulties and risks, including:

•	required compliance with existing and changing foreign regulatory requirements and laws;

•	required compliance with anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act and U.K. Bribery Act, data privacy requirements, labor laws, and anti-competition regulations;

•	export or import restrictions;

•	laws and business practices favoring local companies;

•	longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	unstable economic, political, and regulatory conditions;

•	potentially adverse tax consequences, tariffs, customs charges, bureaucratic requirements, and other trade barriers;

•	difficulties and costs of staffing and managing foreign operations; and

•	difficulties protecting or procuring intellectual property rights.

If one or more of these risks occurs, it could require us to dedicate significant resources to remedy, and if we are unsuccessful in finding a solution, our financial results will suffer.

In addition, a majority of our product sales are currently denominated in U.S. dollars and fluctuations in the value of the U.S. dollar relative to foreign currencies could decrease demand for our products and adversely impact our financial performance. For example, if the value of the U.S. dollar increases relative to foreign currencies, our products could become more costly to the international consumer and therefore less competitive in international markets, or if the value of the U.S. dollar decreases relative to the Singapore dollar, it would become more costly in U.S. dollars for us to manufacture our products in Singapore.

We rely on shipping providers to deliver products to our customers globally. Labor, tariff or World Trade Organization-related disputes, piracy, physical damage to shipping facilities or equipment caused by severe weather or terrorist incidents, congestion at shipping facilities, inadequate equipment to load, dock, and offload our products, energy-related tie-ups, or other factors could disrupt or delay shipping or off-loading of our products domestically and internationally. Such disruptions or delays may have an adverse effect on our financial condition and results of operations.

If we are unable to manage our anticipated growth effectively, our business could be harmed.

The rapid growth of our business has placed a significant strain on our managerial, operational, and financial resources and systems. To execute our anticipated growth successfully, we must continue to attract and retain qualified personnel and manage and train them effectively. We must also upgrade our internal business processes and capabilities to create the scalability that a growing business demands.

We believe our facilities located in Singapore and South San Francisco, California, are sufficient to meet our short-term manufacturing needs. The current leases for our facilities in Singapore expire at various times through August 2016 and our current lease for office and laboratory space at our headquarters in South San Francisco expires in April 2020. In order to meet long-term demand for our microfluidic systems, we believe that we will need to add to our existing manufacturing space in Singapore or move all of our manufacturing facilities to a new location in Singapore in 2014. On October 14, 2013, Fluidigm Singapore accepted an offer of tenancy relating to the lease of a new manufacturing facility in Singapore, which expires on June 1, 2022. We expect to consolidate our manufacturing operations in the new space in the third quarter of 2014. Such a move will involve significant expense in connection with the establishment of new clean rooms, the movement and installation of key manufacturing equipment, and qualification of our new facility, and we cannot assure you that such a move would not delay or otherwise adversely affect our manufacturing activities. If our ability to utilize the new facility for manufacturing operations is delayed, we may not be able to meet long-term demand for our microfluidic systems, which could adversely impact our business. We cannot provide assurances that we will be able to secure a lease on a different manufacturing facility on acceptable terms and on a timely basis, if at all, to meet our future manufacturing needs.

Further, our anticipated growth will place additional strain on our suppliers and manufacturing facilities, resulting in an increased need for us to carefully monitor quality assurance. Any failure by us to manage our growth effectively could have an adverse effect on our ability to achieve our development and commercialization goals.

Our products could have unknown defects or errors, which may give rise to claims against us, adversely affect market adoption of our systems, and adversely affect our business, financial condition, and results of operations.

Our microfluidic systems utilize novel and complex technology applied on a nanoliter scale and such systems may develop or contain undetected defects or errors. We cannot assure you that material performance problems, defects, or errors will not arise, and as we increase the density and integration of our microfluidic systems, these risks may increase. We generally provide warranties that our microfluidic systems will meet performance expectations and will be free from defects. We also provide warranties relating to other parts of our microfluidic systems. The costs incurred in correcting any defects or errors may be substantial and could adversely affect our operating margins.

In manufacturing our products, including our systems, IFCs, and assays, we depend upon third parties for the supply of various components, many of which require a significant degree of technical expertise to produce. In addition, we purchase certain products from third-party suppliers for resale. If our suppliers fail to produce components to specification or provide defective products to us for resale and our quality control tests and procedures fail to detect such errors or defects, or if we or our suppliers use defective materials or workmanship in the manufacturing process, the reliability and performance of our products will be compromised.

If our products contain defects, we may experience:

•	a failure to achieve market acceptance or expansion of our product sales;

•	loss of customer orders and delay in order fulfillment;

•	damage to our brand reputation;

•	increased cost of our warranty program due to product repair or replacement;

•	product recalls or replacements;

•	inability to attract new customers;

•	diversion of resources from our manufacturing and research and development departments into our service department; and

•	legal claims against us, including product liability claims, which could be costly and time consuming to defend and result in substantial damages.

In addition, certain of our products are marketed for use with products sold by third parties. For example, our Access Array System is marketed as compatible with all major next-generation DNA sequencing instruments. If such third-party products are not produced to specification, are produced in accordance with modified specifications, or are defective, they may not be compatible with our products. In such case, the reliability and performance of our products may be compromised.

The occurrence of any one or more of the foregoing could negatively affect our business, financial condition, and results of operations.

To use our products, and our BioMark System in particular, customers typically need to purchase specialized reagents. Any interruption in the availability of these reagents for use in our products could limit our ability to market our products.

Our products, and our BioMark System in particular, must be used in conjunction with one or more reagents designed to produce or facilitate the particular biological or chemical reaction desired by the user. Many of these reagents are highly specialized and available to the user only from a single supplier or a limited number of suppliers. Although we sell reagents for use with certain of our products, our customers may purchase these reagents directly from third-party suppliers, and we have no control over the supply of those materials. In addition, our products are designed to work with these reagents as they are currently formulated. We have no control over the formulation of reagents sold by third-party suppliers, and the performance of our products might be adversely affected if the formulation of these reagents is changed. If one or more of these reagents were to become unavailable or were reformulated, our ability to market and sell our products could be materially and adversely affected.

In addition, the use of a reagent for a particular process may be covered by one or more patents relating to the reagent itself, the use of the reagent for the particular process, the performance of that process, or the equipment required to perform the process. Typically, reagent suppliers, who are either the patent holders or their authorized licensees, sell the reagents along with a license or covenant not to sue with respect to such patents. The license accompanying the sale of a reagent often purports to restrict the purposes for which the reagent may be used. If a patent holder or authorized licensee were to assert against us or our customers that the license or covenant relating to a reagent precluded its use with our systems, our ability to sell and market our products could be materially and adversely affected. For example, our BioMark System involves real-time quantitative PCR, or qPCR. Leading suppliers of reagents for real-time qPCR reactions include Life Technologies Corporation and Roche Applied Science, who are our direct competitors, and their licensees. These real-time qPCR reagents are typically sold pursuant to limited licenses or covenants not to sue with respect to patents held by these companies. We do not have any contractual supply agreements for these real-time qPCR reagents, and we cannot assure you that these reagents will continue to be available to our customers for use with our systems, or that these patent holders will not seek to enforce their patents against us, our customers, or suppliers.

We have limited experience in marketing, selling, and distributing our products, and if we are unable to expand our direct sales and marketing force or distribution capabilities to adequately address our customers’ needs, our business may be adversely affected.

We have limited experience in marketing, selling, and distributing our products. Our BioMark and EP1 Systems for genomic analysis were introduced for commercial sale in 2006 and 2008, respectively; our Access Array System for sample preparation was introduced for commercial sale in 2009; our BioMark HD System for genomic analysis was introduced for commercial sale in 2011; we began producing and selling assays for use with our IFCs in May 2011; and we launched our C1 Single-Cell Auto Prep System for single cell sample preparation in June 2012. We may not be able to market, sell, and distribute our products effectively enough to support our planned growth. We sell our products primarily through our own sales force and through distributors in certain territories. Our future sales will depend in large part on our ability to develop and substantially expand our direct sales force and to increase the scope of our marketing efforts. Our products are technically complex and used for highly specialized applications. As a result, we believe it is necessary to develop a direct sales force that includes people with specific scientific backgrounds and expertise, and a marketing group with technical sophistication. Competition for such employees is intense. We may not be able to attract and retain personnel or be able to build an efficient and effective sales and marketing force, which could negatively impact sales of our products and reduce our revenue and profitability.

In addition, we may continue to enlist one or more sales representatives and distributors to assist with sales, distribution, and customer support globally or in certain regions of the world. If we do seek to enter into such arrangements, we may not be successful in attracting desirable sales representatives and distributors, or we may not be able to enter into such arrangements on favorable terms. If our sales and marketing efforts, or those of any third-party sales representatives and distributors, are not successful, our technologies and products may not gain market acceptance, which would materially and adversely impact our business operations.

If we fail to maintain effective internal control over financial reporting in the future, the accuracy and timing of our financial reporting may be impaired, which could adversely affect our business and our stock price.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 requires that we incur substantial accounting expense and expend significant management time on compliance-related issues. We currently do not have an internal audit group, and we continue to evaluate our need for additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we do not comply with the requirements of Section 404, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NASDAQ Global Select Market, or NASDAQ, the SEC or other regulatory authorities, which would require additional financial and management resources.

Risks associated with a company-wide implementation of an enterprise resource planning, or ERP, system may adversely affect our business and results of operations or the effectiveness of internal control over financial reporting.

We have been implementing a company-wide ERP system to handle the business and financial processes within our operations and corporate functions. ERP implementations are complex and time-consuming projects that involve substantial expenditures on system software and implementation activities that can continue for several years. ERP implementations also require transformation of business and financial processes in order to reap the benefits of the ERP system. Our business and results of operations may be adversely affected if we experience operating problems and/or cost overruns during the ERP implementation process, or if the ERP system and the associated process changes do not give rise to the benefits that we expect.

Additionally, if we do not effectively implement the ERP system as planned or if the system does not operate as intended, it could adversely affect the effectiveness of our internal controls over financial reporting.

Our future capital needs are uncertain and we may need to raise additional funds in the future, which may cause dilution to stockholders or may be upon terms that are not favorable to us.

We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash requirements for at least the next 18 months, except that we will need to complete this offering to finance the cash portion of the consideration for the DVS acquisition. However, we may need to raise substantial additional capital for various purposes, including:

•	expanding the commercialization of our products;

•	funding our operations;

•	furthering our research and development; and

•	acquiring other businesses or assets and licensing technologies.

Our future funding requirements will depend on many factors, including:

•	market acceptance of our products;

•	the cost of our research and development activities;

•	the cost of filing and prosecuting patent applications;

•	the cost of defending, in litigation or otherwise, any claims that we infringe third-party patents or violate other intellectual property rights;

•	the cost and timing of regulatory clearances or approvals, if any;

•	the cost and timing of establishing additional sales, marketing, and distribution capabilities;

•	the cost and timing of establishing additional technical support capabilities;

•	the effect of competing technological and market developments; and

•

the extent to which we acquire or invest in businesses, products, and technologies, although we currently have no commitments or agreements relating to any of these types of transactions other than with respect to the DVS acquisition.

We cannot assure you that we will be able to obtain additional funds on acceptable terms, or at all. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt or additional equity financing that we raise may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our products, or grant licenses on terms that are not favorable to us. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets, delay development or commercialization of our products, or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce marketing, customer support, or other resources devoted to our products, or cease operations. Any of these factors could harm our operating results.

Our ability to use net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. If we undergo one or more ownership changes, our ability to utilize NOLs could be limited by Section 382 of the Internal Revenue Code. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Internal Revenue Code.

Our estimated financial results for the full year 2013 are subject to change.

We are in the process of finalizing our financial results for 2013, and therefore audited results are not yet available. Our preliminary financial and operational information for the quarter ended December 31, 2013 included in this prospectus supplement is based upon our preliminary estimates and is subject to completion of our year-end financial closing procedures, the preparation of our financial statements, and the completion of the audit of our financial statements as of and for the year ended December 31, 2013. Such information has been prepared by and is the responsibility of our management and has not been reviewed or audited by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion on or provide any other form of assurance with respect to this preliminary data. The summary is not a comprehensive statement of our financial results for the quarter or year, and our actual results may differ from these estimates. In addition, this information is not necessarily indicative of results expected in future periods.

Risks Related to Intellectual Property

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain.

Our commercial success depends in part on our ability to protect our intellectual property and proprietary technologies. We rely on patent protection, where appropriate and available, as well as a combination of copyright, trade secret, and trademark laws, and nondisclosure, confidentiality, and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We apply for patents covering our products and technologies and uses thereof, as we deem appropriate. However, we may fail to apply for patents on important products and technologies in a timely fashion or at all. Our pending U.S. and foreign patent applications may not issue as patents or may not issue in a form that will be sufficient to protect our proprietary technology and gain or keep our competitive advantage. Any patents we have obtained or do obtain may be subject to re-examination, reissue, opposition, or other administrative proceeding, or may be challenged in litigation, and such challenges could result in a determination that the patent is invalid or unenforceable. In addition, competitors may be able to design alternative methods or devices that avoid infringement of our patents. Both the patent application process and the process of managing patent disputes can be time consuming and expensive.

Furthermore, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	We might not have been the first to make the inventions covered by each of our pending patent applications;

•	We might not have been the first to file patent applications for these inventions;

•	The patents of others may have an adverse effect on our business; and

•	Others may independently develop similar or alternative products and technologies or duplicate any of our products and technologies.

To the extent our intellectual property, including licensed intellectual property, offers inadequate protection, or is found to be invalid or unenforceable, our competitive position and our business could be adversely affected.

We may be involved in lawsuits to protect or enforce our patents and proprietary rights, to determine the scope, coverage, and validity of others’ proprietary rights, or to defend against third party claims of intellectual property infringement, any of which could be time-intensive and costly and may adversely impact our business or stock price.

Litigation may be necessary for us to enforce our patent and proprietary rights, determine the scope, coverage, and validity of others’ proprietary rights, and/or defend against third party claims of intellectual property infringement against us as well as against our suppliers, distributors, customers, and other entities with whom we do business. Litigation could result in substantial legal fees and could adversely affect the scope of our patent protection. The outcome of any litigation or other proceeding is inherently uncertain and might not be favorable to us, and we might not be able to obtain licenses to technology that we require. Even if such licenses are obtainable, they may not be available at a reasonable cost. We could therefore incur substantial costs related to royalty payments for licenses obtained from third parties, which could negatively affect our gross margins or financial position. Further, we could encounter delays in product introductions, or interruptions in product sales, as we develop alternative methods or products.

As we move into new markets and applications for our products, incumbent participants in such markets may assert their patents and other proprietary rights against us as a means of impeding our entry into such markets or as a means to extract substantial license and royalty payments from us. Our commercial success may depend in part on our non-infringement of the patents or proprietary rights of third parties. Numerous significant intellectual property issues have been litigated, and will likely continue to be litigated, between existing and new participants in our existing and targeted markets. For example, some of our products provide for the testing and analysis of genetic material, and patent rights relating to genetic materials remain a developing area of patent law. A recent U.S. Supreme Court decision held, among other things, that claims to isolated genomic DNA occurring in nature are not patent eligible, while claims relating to synthetic DNA may be patent eligible. We expect the ruling will result in additional litigation in our industry. In addition, third parties may assert that we are employing their proprietary technology without authorization. For example, on June 4, 2008 we received a letter from Applied Biosystems, Inc., a wholly-owned subsidiary of Life Technologies Corporation (collectively referred to as Life), asserting that our BioMark System for gene expression analysis infringes upon U.S. Patent No. 6,814,934, or the ‘934 patent, and its foreign counterparts in Europe and Canada. In June 2011, we resolved this dispute by entering into license agreements with Life which, among other matters, granted us a non-exclusive license to the ‘934 patent and its foreign counterparts.

Our customers have been sued for various claims of intellectual property infringement in the past, and we expect that our customers will be involved in additional litigation in the future. In particular, our customers may become subject to lawsuits claiming that their use of our products infringes third-party patent rights, and we could become subject to claims that we contributed to or induced our customer’s infringement. In addition, our agreements with some of our suppliers, distributors, customers, and other entities with whom we do business may require us to defend or indemnify these parties to the extent they become involved in infringement claims against us, including the claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be important to our business relationships. If we are required or agree to defend or indemnify any of these third parties in connection with any infringement claims, we could incur significant costs and expenses that could adversely affect our business, operating results, or financial condition.

We depend on certain technologies that are licensed to us. We do not control these technologies and any loss of our rights to them could prevent us from selling our products, which would have an adverse effect on our business.

We rely on licenses in order to be able to use various proprietary technologies that are material to our business, including our core IFC and multi-layer soft lithography technologies. In some cases, we do not control the prosecution, maintenance, or filing of the patents to which we hold licenses, or the enforcement of these patents against third parties.

Our rights to use the technology we license are subject to the negotiation and continuation of those licenses. Certain of our licenses contain provisions that allow the licensor to terminate the license upon specific conditions. Our rights under the licenses are subject to our continued compliance with the terms of the license, including the payment of royalties due under the license. Because of the complexity of our products and the patents we have licensed, determining the scope of the license and related royalty obligation can be difficult and can lead to disputes between us and the licensor. An unfavorable resolution of such a dispute could lead to an increase in the royalties payable pursuant to the license. If a licensor believed we were not paying the royalties due under the license or were otherwise not in compliance with the terms of the license, the licensor might attempt to revoke the license. If such an attempt were successful and the license is terminated, we might be barred from marketing, producing, and selling some or all of our products, which would have an adverse effect on our business. For example, pursuant to the terms of a license agreement entered into with Life in June 2011, we are obligated to make a $1.0 million payment to Life upon satisfaction of certain conditions. On October 16, 2013, Life provided notice that the $1.0 million payment is due and payable under the license agreement. We believe that at least one of the conditions of the milestone payment remains unmet. We intend to make such payment while reserving our rights with respect to such matter. However, if the matter is not resolved in our favor, our license to certain Life patent filings under the agreement could terminate, subjecting our relevant product lines to risks associated with patent infringement litigation.

We are subject to certain manufacturing restrictions related to licensed technologies that were developed with the financial assistance of U.S. governmental grants.

We are subject to certain U.S. government regulations because we have licensed technologies that were developed with U.S. government grants. In accordance with these regulations, these licenses provide that products embodying the technologies are subject to domestic manufacturing requirements. If this domestic manufacturing requirement is not met, the government agency that funded the relevant grant is entitled to exercise specified rights, referred to as “march-in rights,” which if exercised would allow the government agency to require the licensors or us to grant a non-exclusive, partially exclusive, or exclusive license in any field of use to a third party designated by such agency. All of our microfluidic systems revenue is dependent upon the availability of our IFCs, which incorporate technology developed with U.S. government grants. All of our instruments, including microfluidic systems, and IFCs for commercial sale are manufactured at our facility in Singapore. The federal regulations allow the funding government agency to grant, at the request of the licensors of such technology, a waiver of the domestic manufacturing requirement. Waivers may be requested prior to any government notification. We have assisted the licensors of these technologies with the analysis of the domestic manufacturing requirement, and, in December 2008, the sole licensor subject to the requirement applied for a waiver of the domestic manufacturing requirement with respect to the relevant patents licensed to us by this licensor. In July 2009, the funding government agency granted the requested waiver of the domestic manufacturing requirement for a three-year period commencing in July 2009. In June 2012, the licensor requested a continued waiver of the domestic manufacturing requirement with respect to the relevant patents, but the government agency has not yet taken any action in response to this request. If the government agency does not grant the requested waiver or the government fails to grant additional waivers of such requirement that may be sought in the future, then the U.S. government could exercise its march-in rights with respect to the relevant patents licensed to us. In addition, the license agreement under which the relevant patents are licensed to us contains provisions that obligate us to comply with this domestic manufacturing requirement. We are not currently manufacturing instruments and IFCs in the United States that incorporate the relevant licensed technology. If our lack of compliance with this provision constituted a material breach of the license agreement, the license of the relevant patents could be terminated or we could be compelled to relocate our manufacturing of microfluidic systems and IFCs to the United States to avoid or cure a material breach of the license agreement. Any of the exercise of march-in rights, the termination of our license of the relevant patents or the relocation of our manufacturing of microfluidic systems and IFCs to the United States could materially adversely affect our business, operations and financial condition.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

Many of our employees were previously employed at universities or other life science or Ag-Bio companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. A loss of key research personnel work product could hamper or prevent our ability to commercialize certain potential products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to the Notes

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to all of our liabilities that are not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets, and the assets of our subsidiaries will be available to pay obligations on the notes only after all claims senior to the notes have been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit our subsidiaries from incurring additional liabilities.

As of September 30, 2013, we did not have any outstanding indebtedness for borrowed money, and our subsidiaries had approximately $1.3 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. As of September 30, 2013, DVS and its subsidiaries had approximately $7.5 million of indebtedness and other liabilities. It is a condition to closing that a substantial portion of such liabilities be repaid, and to the extent any liabilities are not repaid prior to closing, there would be a corresponding adjustment to the acquisition consideration. If the acquisition of DVS is consummated, the notes will also be structurally subordinated to the liabilities of DVS and its subsidiaries. After giving effect to the issuance of the notes and the DVS acquisition (assuming no exercise of the underwriter’s over-allotment option to purchase additional notes), our unconsolidated indebtedness for borrowed money as of September 30, 2013 would have been $169.8 million (net of a $5.25 million underwriting discount). The terms of the indenture do not limit our or our subsidiaries’ ability to incur additional debt. We currently have a financing arrangement pursuant to which we may incur up to $10 million of revolver borrowings.

The notes are our obligations only and some of our operations are conducted through, and a portion of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. A portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends in part on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business and tax considerations.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Although the direction and magnitude of the effect that Regulation SHO, FINRA, securities exchange rule changes and implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at the date of the prospectus supplement, past regulatory actions (such as certain emergency orders issued by the SEC in 2008 prohibiting short sales of stock of certain financial services companies) have had a significant impact on the trading prices and liquidity of convertible debt instruments. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock or increases the costs of implementing an arbitrage strategy could adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference herein and therein or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.

We may still incur substantially more debt or take other actions which would intensify the risks discussed above.

We currently have a financing arrangement pursuant to which we may incur up to $10 million of revolver borrowings and our subsidiaries may be able to incur substantial additional debt, subject to the restrictions contained in such arrangement or our future debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. Any failure by us or any of our significant subsidiaries to make any payment at maturity of indebtedness for borrowed money in excess of $15 million or the acceleration of any such indebtedness in excess of $15 million would, subject to the terms of the indenture governing the notes, constitute a default under the indenture. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the notes when required.

We may not have the ability to raise the funds necessary to repurchase the notes upon specified dates or upon a fundamental change, and our future debt may contain limitations on our ability to repurchase the notes.

Holders of the notes will have the right to require us to repurchase all or a portion of their notes on certain dates or upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Notes – Repurchase of Notes at the Option of the Holder.” We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor.

In addition, our ability to repurchase the notes may be limited by law, regulatory authority or agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes when required.

Future sales of our common stock in the public market could cause our stock price to decline and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, particularly sales by our directors, executive officers, employees, and significant stockholders, and the perception that these sales could occur may also depress the market price of our common stock and the trading price of the notes. As of December 31, 2013, we had 25,810,890 shares of common stock outstanding.

Substantial sales of our common stock may make it more difficult for us to sell equity or equity-linked securities in the future at a time and at a price that we deem appropriate. These sales also could cause our stock price and the trading price of the notes to fall and make it more difficult for you to sell the notes or the shares of our common stock you receive upon conversion of your notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date with respect to any notes they surrender for conversion, but they will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date with respect to any notes surrendered for conversion, then the holder surrendering such notes will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

We will make only limited covenants in the indenture governing the notes, and these limited covenants may not protect your investment.

The indenture governing the notes will not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to guarantee or incur indebtedness that would rank structurally senior to the notes;

•	limit our ability to incur additional indebtedness, including secured indebtedness;

•	restrict our subsidiaries’ ability to issue securities that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or pay dividends or make other payments in respect of our common stock or our other indebtedness.

Furthermore, the indenture governing the notes will contain only limited protections in the event of a change of control. We could engage in many types of transactions, such as acquisitions, refinancings or certain recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but may not constitute a “fundamental change” that permits holders to require us to repurchase their notes or a “make-whole fundamental change” that permits holders to convert their notes at an increased conversion rate. For these reasons, the limited covenants in the indenture governing the notes may not protect your investment in the notes.

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change or provisional redemption may not adequately compensate you for any lost value of your notes as a result of such transaction or redemption.

If a make-whole fundamental change occurs prior to February 6, 2021 or upon our issuance of a notice of provisional redemption, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection such events. The increase in the conversion rate for notes converted in connection with such events may not adequately compensate you for any lost value of your notes as a result of such transaction or redemption. In addition, if the price of our common stock in the transaction is greater than $180.00 per share or less than $39.96 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 25.0250 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes – Conversion of Notes – Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with such events could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes – Conversion of Notes – Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

In addition, absent the occurrence of a fundamental change or a make-whole fundamental change as described under “Description of Notes – Repurchase of Note at the Option of the Holder – Repurchase At Your Option Upon a Fundamental Change” or “Description of Notes – Conversion of Notes – Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change or a Notice of Provisional Redemption,” changes in the composition of our board of directors will not provide holders with the right to require us to repurchase the notes or to an increase in the conversion rate upon conversion.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriter that it intends to make a market in the notes after the offering is completed. However, the underwriter may cease its market-making at any time without notice. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to February 6, 2021 or we provide notice of a provisional redemption, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change or provisional redemption. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. Federal Income Tax Considerations – U.S. Holders – Constructive Distributions.” If you are a non-U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. See “Certain U.S. Federal Income Tax Considerations – Non-U.S. Holders – Dividends.”

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways that may not yield a return.

This offering is not conditioned on the closing of the acquisition of DVS and there can be no assurance that the acquisition will be consummated. If the acquisition of DVS is not consummated, we expect to use the net proceeds that we will receive from this offering, including that which we otherwise intended to fund the acquisition of DVS, for research and development, commercialization of our products, working capital and other general corporate purposes and we may also use a portion of our net proceeds to acquire and invest in complementary products, technologies or businesses. However, we currently have no binding agreements or commitments to complete any such transaction other than our agreement to acquire DVS. Our management will have broad discretion in the application of any net proceeds from this offering that are not used to pay the cash portion of the purchase price of our acquisition of DVS, and investors will be relying on the judgment of our management regarding the application of these proceeds. Pending our use of proceeds of this offering, we may invest our net proceeds from the offering primarily in instruments that do not produce significant income or that may lose value.

Any conversions of the notes will dilute the ownership interest of our existing stockholders, including holders who had previously converted their notes.

Any conversion of some or all of the notes will dilute the ownership interests of our existing stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Risks Related to Our Common Stock

Our stock price and thus the trading price of the notes may fluctuate significantly, particularly if holders of substantial amounts of our stock attempt to sell, and holders may have difficulty selling their shares based on current trading volumes of our stock. In addition, numerous other factors could result in substantial volatility in the trading price of our stock and thus the trading price of the notes.

Our stock is currently traded on NASDAQ Global Select Market, but we can provide no assurance that we will be able to maintain an active trading market on NASDAQ Global Select Market or any other exchange in the future. The trading volume of our stock tends to be low relative to our total outstanding shares, and we have several stockholders, including affiliated stockholders, who hold substantial blocks of our stock. As of December 31, 2013, we had 25,810,890 shares of common stock outstanding, and stockholders holding at least 5% of our stock, individually or with affiliated persons or entities, collectively beneficially owned or controlled approximately 45% of such shares. Sales of large numbers of shares by any of our large stockholders could adversely affect our trading price, particularly given our relatively small historic trading volumes. If stockholders holding shares of our common stock sell, indicate an intention to sell, or if it is perceived that they will sell, substantial amounts of their common stock in the public market, the trading price of our common stock could decline. Moreover, if there is no active trading market or if the volume of trading is limited, holders of our common stock may have difficulty selling their shares.

In addition, the trading price of our common stock and thus the trading price of the notes may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

•	actual or anticipated quarterly variation in our results of operations or the results of our competitors;

•

announcements or communications by us or our competitors relating to, among other things, new commercial products, technological advances, significant contracts, commercial relationships, capital commitments, acquisitions or sales of businesses, and/or misperceptions in or speculation by the market regarding such announcements or communications;

•	issuance of new or changed securities analysts’ reports or recommendations for our stock;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	commencement of, or our involvement in, litigation;

•	market conditions in the life science, Ag-Bio, and clinical research sectors;

•	failure to complete significant sales;

•	manufacturing disruptions that could occur if we were unable to successfully expand our production in our current or an alternative facility;

•	any future sales of our common stock or other securities in connection with raising additional capital or otherwise;

•	any major change to the composition of our board of directors or management; and

•	general economic conditions and slow or negative growth of our markets.

The stock market in general, and market prices for the securities of technology-based companies like ours in particular, have from time to time experienced volatility that often has been unrelated to the operating performance of the underlying companies. These broad market and industry fluctuations may adversely affect the market price of our common stock and thus the trading price of the notes, regardless of our operating performance. In several recent situations where the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and harm our operating results.

If securities or industry analysts publish unfavorable research about our business or cease to cover our business, our stock price, the trading price of the notes and stock trading volume could decline.

The trading market for our common stock may rely, in part, on the research and reports that equity research analysts publish about us and our business. We do not have any control of the analysts or the content and opinions included in their reports. The price of our stock and thus the trading price of the notes could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price, the trading price of the notes or trading volume to decline.

Our directors, executive officers, and large stockholders have substantial control over and could limit your ability to influence the outcome of key transactions, including changes of control.

As of December 31, 2013, our current executive officers, directors, stockholders holding at least 5% of our outstanding stock, and their respective affiliates, collectively beneficially owned or controlled approximately 46% of the outstanding shares of our common stock. Accordingly, these executive officers, directors, large stockholders, and their respective affiliates, acting as a group, can have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management, including provisions that:

•	authorize our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairman of the board, the chief executive officer or the president;

•

establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, Class I, Class II, and Class III, with each class serving staggered three year terms;

•	provide that our directors may be removed only for cause;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	specify that no stockholder is permitted to cumulate votes at any election of directors; and

•	require a super-majority of votes to amend certain of the above-mentioned provisions.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include and incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future cash flow, revenue, sources of revenue and results of operations, operating and other expenses, unit sales, business strategies, financing plans, expansion of our business, competitive position, industry environment, potential growth opportunities, the effects of competition and expectations about the closing and timing of the DVS acquisition, projections of DVS’s revenue growth and future revenues and our expected capital structure after the DVS acquisition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Although we believe that we have a reasonable basis for each forward-looking statement contained and incorporated by reference included in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The sections in this prospectus entitled “Risk Factors,” as well as other disclosures included in this prospectus supplement and the accompanying prospectus, discuss some of the factors that could contribute to these differences.

Other unknown or unpredictable factors also could harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement contain market data that we obtained from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that the industry sources are reliable, we have not independently verified the information. The market data include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus supplement, actual results may differ from the projections.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the notes in this offering will be approximately $168.5 million, after deducting underwriting discounts and commissions and estimated offering expenses that we must pay. If the underwriter’s option to purchase additional notes in this offering is exercised in full, we estimate that our net proceeds in this offering will be approximately $194.0 million, after deducting underwriting discounts and commissions and estimated offering expenses that we must pay.

We intend to use approximately $119.7 million of the net proceeds from this offering to fund the acquisition of DVS. We expect to use the remaining net proceeds that we will receive from this offering for research and development, commercialization of our products, working capital and other general corporate purposes.

This offering is not conditioned on the closing of the acquisition of DVS and there can be no assurance that the acquisition will be consummated. If the acquisition of DVS is not consummated, we expect to use the net proceeds that we will receive from this offering for research and development, commercialization of our products, working capital and other general corporate purposes and we may also use a portion of our net proceeds to acquire and invest in complementary products, technologies or businesses; however, we currently have no binding agreements or commitments to complete any such transaction other than our agreement to acquire DVS. Pending these uses, we may invest our net proceeds from this offering primarily in investment-grade, interest-bearing instruments. Under such circumstances, the amount and timing of our expenditures will depend on several factors, including cash flows from our operations and the anticipated growth of our business. Accordingly, our management would have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering.

PRICE RANGE OF COMMON STOCK

Our common stock originally began trading on the NASDAQ Global Market under the symbol “FLDM” on February 10, 2011 and currently trades on the NASDAQ Global Select Market. The following table sets forth the range of high and low closing prices of our common stock for the periods indicated:

Year Ending December 31, 2014	High	Low
First Quarter (through January 29, 2014)	$43.56	$36.70

Year Ended December 31, 2013	High	Low
First Quarter	$19.38	$14.27
Second Quarter	19.04	16.00
Third Quarter	23.26	16.59
Fourth Quarter	39.37	21.55

Year Ended December 31, 2012	High	Low
First Quarter	$16.51	$12.60
Second Quarter	15.75	12.70
Third Quarter	17.15	12.80
Fourth Quarter	17.10	13.63

We had approximately 104 stockholders of record as of December 31, 2013; however, because many of our outstanding shares are held in accounts with brokers and other institutions, we believe we have more beneficial owners.

CAPITALIZATION

The table below sets forth our (1) cash, cash equivalents and short-term investments and (2) capitalization as of September 30, 2013:

•	on an actual basis;

•	on an as adjusted basis to give effect to the sale and issuance of the notes, after deducting estimated underwriting discounts and commissions and estimated offering expenses; and

•

on a pro forma as adjusted basis to give effect to (1) the sale and issuance of the notes, after deducting estimated underwriting discounts and commissions and estimated offering expenses and (2) the acquisition of DVS for cash and shares.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2013
	Actual	As Adjusted	Pro Forma as Adjusted(1)
	(unaudited, in thousands, except per share amounts)
Cash, cash equivalents and short-term investments	$63,679	$232,221	$119,550

Long-term debt:
Notes offered hereby(2)	$—	$169,750	$169,750

Stockholders’ equity:
Common stock: $0.001 par value, 200,000 shares authorized, 25,591 shares issued and outstanding (actual); 200,000 shares authorized, 25,591 shares issued and outstanding (as adjusted); $0.001 par value, 200,000 shares authorized, 27,516 shares issued and outstanding (pro forma as adjusted)	26	26	28
Additional paid-in capital	350,403	350,403	433,120
Accumulated other comprehensive loss	(713)	(713)	(713)
Accumulated deficit	(252,704)	(252,704)	(255,644)

Total stockholders’ equity	97,012	97,012	176,791

Total capitalization	$97,012	$266,762	$346,541

(1)	Assumes the issuance of a number of shares equal to $78.9 million divided by the closing price of our common stock on January 28, 2014.
(2)	Net of discount of $5.25 million with respect to the notes offered hereby.

The table above excludes the following shares:

•	3,625,989 shares of common stock issuable upon exercise of options outstanding as of September 30, 2013, at a weighted average exercise price of $13.5379 per share;

•

281,562 shares of common stock reserved for future issuance under our stock-based compensation plans (including shares of common underlying options to be granted in connection with the consummation of the DVS acquisition); and

•	shares of common stock issuable upon conversion of the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF FLUIDIGM

We have derived the summary consolidated statement of operations data for the years ended December 31, 2010, 2011 and 2012 from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived the summary consolidated statement of operations data for the nine months ended September 30, 2012 and 2013, and the consolidated balance sheet data as of September 30, 2013 from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments necessary for the fair statement of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31			Nine Months Ended September 30
	2010	2011	2012	2012	2013
	(In thousands, except per share data)
Historical Consolidated Statement of Operations Data:
Revenue:
Product revenue	$30,462	$40,581	$51,488	$36,126	$49,566
License and collaboration revenue	1,625	1,716	185	53	242
Grant revenue	1,473	568	661	496	494

Total revenue	33,560	42,865	52,334	36,675	50,302

Costs and expenses:
Cost of product revenue	11,581	13,191	15,325	10,990	14,273
Research and development	13,007	13,936	16,602	12,337	14,198
Selling, general and administrative	23,545	31,304	38,478	27,926	34,840
Litigation settlement	—	3,000	—	—	1,000

Total costs and expenses	48,133	61,431	70,405	51,253	64,311

Loss from operations	(14,573)	(18,566)	(18,071)	(14,578)	(14,009)
Interest expense	(2,158)	(3,101)	(628)	(616)	(13)
Loss from changes in the fair value of convertible preferred stock warrants, net	(445)	(1,483)	—	—	—
Gain from sale of investment in Verinata	—	—	—	—	1,777
Gain from extinguishment of convertible preferred stock warrants	—	765	—	—	—
Other income (expense), net	357	81	(189)	(127)	457

Loss before income taxes	(16,819)	(22,304)	(18,888)	(15,321)	(11,788)
Provision for income taxes	(83)	(166)	(136)	(101)	(95)

Net loss	(16,902)	(22,470)	(19,024)	(15,422)	(11,883)

Deemed dividend related to the change in conversion rate of Series E convertible preferred stock	—	(9,900)	—	—	—

Net loss attributed to common stockholders	$(16,902)	$(32,370)	$(19,024)	$(15,422)	$(11,883)

Net loss per share attributed to common stockholders, basic and diluted(1)	$(8.94)	$(1.81)	$(0.86)	$(0.73)	$(0.47)

Shares used in computing net loss per share attributed to common stockholders, basic and diluted(1)	1,890	17,847	22,136	21,161	25,407

(1)

Please see Note 2 to our audited consolidated financial statements incorporated into this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 for an explanation of the method used to calculate basic and diluted net loss per share attributed to common stockholders for the years ended December 31, 2010, 2011 and 2012. Please see Note 2 to our unaudited condensed consolidated financial statements incorporated into this prospectus supplement and the accompanying prospectus by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 for an explanation of the method used to calculate basic and diluted net loss per share attributed to common stockholders for the nine months ended September 30, 2013.

	As of December 31		As of September 30 2013
	2011	2012
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$53,467	$80,011	$63,679
Working capital	49,862	89,614	71,615
Total assets	79,326	113,732	114,241
Stockholders’ equity	56,897	100,657	97,012

PROPOSED ACQUISITION OF DVS

Agreement and Plan of Merger with DVS Sciences, Inc.

On January 28, 2014, we entered into an agreement and plan of merger with DVS Sciences, Inc., or DVS, pursuant to which we agreed to acquire all of DVS’s outstanding capital stock for consideration consisting of approximately $125.0 million in cash, subject to certain adjustments contemplated by the merger agreement, and a number of shares of our common stock valued at approximately $82.5 million for purposes of the merger agreement. Pursuant to the terms of the merger agreement, the number of shares of our common stock issued as consideration to the DVS stockholders will be determined based on the volume weighted average closing price of our common stock during the five trading days ending on the third trading day before the closing of the merger, provided that the applicable number of shares will be delivered within a collar of 10% above or 10% below the volume weighted average closing price of our common stock during the five trading days ending on the trading day immediately prior to the signing of the merger agreement. Upon the consummation of the merger, we will also assume all stock options, both vested and unvested, and all unvested shares of restricted stock of DVS that are outstanding immediately prior to the effective time of the merger and held by employees and other services providers of DVS that continue to provide services to us after the closing of the merger. The merger is structured such that DVS will survive the merger and become a wholly–owned subsidiary of Fluidigm. In addition, DVS’s Canadian subsidiary, which we refer to as DVS Canada, will remain as a wholly–owned subsidiary of DVS after the merger.

Of the shares of our common stock issuable in the merger, approximately 50% will be placed in an escrow fund as security for indemnification obligations of DVS’s stockholders under the merger agreement. The shares of our common stock to be issued in connection with the merger will be issued in reliance on exemptions from the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and/or Regulation S promulgated thereunder.

Closing of the acquisition is subject to completion of this offering as well as other customary terms and conditions. However, as noted under “Use of Proceeds” on page S-45 and “Description of Notes” on page S-65, completion of the acquisition is not a condition to completion of this offering. In the event this offering has been completed, and the acquisition is terminated or does not occur for any reason, we intend to use the proceeds of this offering for working capital and other general corporate purposes, which may include future acquisitions. Other than the acquisition of DVS, we are not actively engaged in discussions with respect to any other acquisitions.

Mark S. Colella, the son of our chairman, Samuel D. Colella, is an employee of 5AM Venture Management LLC, or 5AM Ventures, with the title of Principal. 5AM Ventures is an affiliate of and provides management services to 5AM Ventures III LP and 5AM Co-Investors III LP, which we refer to collectively as the 5AM Shareholders and which are shareholders of DVS. Mark S. Colella is not a managing member in 5AM Ventures and has no power to exercise voting control over shares held by 5AM Shareholders. However, Mark S. Colella has a capital and carry interest in 5AM Partners III LLC, the General Partner of each of the 5AM Shareholder entities, through which he holds an indirect economic interest in the shares of DVS held by 5AM Shareholders, which we believe would be valued at not more than approximately $30,000 (assuming realization of proceeds by 5AM Shareholders equal to their pro-rata of an aggregate merger consideration of $207.5 million and prior to anticipated adjustments specified in the merger agreement).

Business of DVS

DVS develops, manufactures, markets, and sells multi-parameter single-cell protein analysis systems. DVS’s principal product is the CyTOF2 mass spectrometer, which analyzes cells labeled with heavy metal isotopes using atomic mass cytometry technology for applications in biological research. In addition, DVS offers reagents and reagent kits, as well as data analysis tools for use with its CyTOF2 instrument. For the year ended December 31, 2012 and the nine months ended September 30, 2013, DVS recognized revenue of $11.9 million and $18.5 million, respectively, and net (loss) income of ($2.6 million) and $1.5 million, respectively.

DVS’s products target the research flow cytometry market. We estimate, based on industry data, that the addressable high-end research flow cytometry segment, which includes instrument, reagent, and software for cell analyzers and sorters with greater than seven colors, to be approximately $300 million. Existing flow cytometry technologies are high-throughput with single-cell analysis capabilities. However, a key limitation of traditional flow cytometry technologies is the use of fluorescent dyes to label antibodies for detection. These fluorescent labels have emission spectra that typically overlap, making it challenging to optimize reagents to analyze many protein markers at once. The maximum number of proteins target for traditional flow cytometry is approximately 18 with significant reagent optimization involved.

Similar to flow cytometry, mass cytometry is based primarily on antibodies for detection of proteins. However, rather than utilizing fluorescent labels, DVS’s technological approach utilizes heavy metal isotope labels, which enables the ability to expand the number of parameters analyzed per individual cell to twice the number of conventional flow cytometry technologies.

DVS’s customers include leading academic and research laboratories. In North America and Europe, DVS sells and markets its products through a direct sales force, other than in Germany, Switzerland, and Austria, where it relies on a manufacturer’s representative. In Asia, it has focused its sales efforts to date on distributor relationships in Japan, Taiwan, Singapore, and Hong Kong. As of December 31, 2013, DVS had 84 full time employees. DVS maintains its commercial headquarters in Sunnyvale, California, where it also manufactures reagents. In addition, DVS manufactures instruments and conducts research and development at a facility outside Toronto, Ontario. DVS also maintains a European sales office outside London, England.

DVS Sciences Inc. was founded in 2004 as a Canadian corporation, referred to as DVS Canada. In 2010, the stockholders of DVS Canada exchanged their shares in DVS Canada for shares in a new parent company incorporated in Delaware, and DVS Canada became a wholly-owned subsidiary of the new Delaware parent corporation. DVS’s largest stockholders are venture capital firms 5AM Ventures and Mohr Davidow Ventures, as well as Pfizer and Roche.

DVS and DVS Canada have sought patent protection in the United States and internationally for certain aspects of their technology through licensed intellectual property and owned intellectual property. For aspects of DVS technology for which patent protection may not be available, DVS and DVS Canada rely on protection through trade secrets, know-how or continuing technological innovation. A significant portion of DVS’s and DVS Canada’s owned patent portfolio is in the form of provisional application filings that would need to be converted to non-provisional U.S. patent applications or international patent applications. We cannot be sure that patents will be granted with respect to any of DVS’s or DVS Canada’s owned or licensed pending patent applications or with respect to any patent applications filed by DVS, DVS Canada, or their licensors in the future, nor can we be sure that any of DVS’s or DVS Canada’s existing owned or licensed patents or any patents that may be granted to DVS, DVS Canada or to their licensors in the future will protect such technology.

DVS and DVS Canada license intellectual property rights from third parties that are material to their businesses and operating results. In particular, in 2008, DVS Canada entered into a license agreement with MDS Inc., or MDS, through MDS’s Sciex division, pursuant to which DVS Canada licensed from MDS patents that cover the core technology on which the CyTOF2 mass spectrometer was based. We understand that MDS subsequently assigned the licensed patents and the license agreement, and that the patents and license agreement are now held by PerkinElmer Health Sciences, Inc., or PerkinElmer. The PerkinElmer

license agreement grants DVS Canada an exclusive, royalty bearing, worldwide license under the licensed patents in the field of inductively coupled plasma-based flow cytometry, including the related analysis of elemental tagged materials, and a non-exclusive license for reagents outside the field of ICP-based flow cytometry. Among other provisions, the license agreement obligates DVS Canada to grant to PerkinElmer a non-exclusive, royalty-free license for research and development to any improvements or developments relating to the subject matter of the licensed patents that are developed by DVS Canada. In addition, DVS Canada controls the prosecution and maintenance of the licensed patents within the field, and PerkinElmer controls the prosecution and maintenance of the licensed patents for reagents outside the field, subject in each case to consultation and fair consideration of comments from the other party. PerkinElmer retains enforcement rights with respect to the licensed patents. The license agreement obligates DVS Canada to make various royalty payments to PerkinElmer, with a current minimum annual royalty of 250,000 Canadian dollars. Unless earlier terminated in accordance with the license agreement, the license expires upon the expiration or invalidation of the last licensed patent, which we currently expect to occur no sooner than December 2025. PerkinElmer may terminate the license agreement for an uncured material breach or if DVS Canada becomes insolvent, makes an assignment for the benefit of creditors, or has a petition in bankruptcy filed against it. Any loss, termination, or adverse modification of intellectual property rights licensed by DVS Canada from PerkinElmer or other third parties could have a material adverse effect on our business, operating results, and financial condition. For additional information, see the section of this prospectus captioned “Risk Factors — Risks Relating to the Acquisition.”

DVS Sciences Acquisition Rationale

DVS develops, manufactures, markets, and sells proprietary multi-parameter single-cell protein analysis systems which enable highly multiplexed bio-analysis, with higher resolution and stronger signal strength than conventional flow cytometry. The combined company will be able to offer a comprehensive portfolio of advanced technologies serving the rapidly growing single-cell genomics and proteomics markets. We believe this acquisition is compelling because, among other things, we expect it will:

•

Enhance Fluidigm’s leadership position in single-cell analysis capabilities. The combination of DVS’s single-cell multi-parameter protein analysis capabilities and Fluidigm’s single-cell genomics technologies will transform us from a single-cell genomics company to a single-cell biology company, creating an industry leader in single-cell genomics and proteomics.

•

Immediately increase Fluidigm’s single-cell analysis revenue significantly and increases its addressable market to include the highly complementary, high-end flow cytometry market. We believe our acquisition of DVS will allow us to significantly increase our single-cell analysis revenue and allow us to more directly participate in the cell biology market. Single-cell analysis is a rapidly-growing field that we believe has the potential to revolutionize basic discovery in biology and lead to new and better ways to diagnose and treat disease.

•

Leverage Fluidigm’s global commercial organization due to strong overlap in target applications and customers. We believe DVS’s technology is highly complementary to Fluidigm’s single-cell genomics portfolio and we expect to leverage our existing global commercial infrastructure to expand awareness of and access to DVS’s technology. In addition, Fluidigm has made investments in commercial subsidiaries internationally and has direct employees in regions that DVS does not currently operate. We intend to utilize Fluidigm’s infrastructure in these regions to accelerate the build out of DVS’s commercial operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following sets forth certain unaudited pro forma condensed combined financial data giving effect to the planned merger, or the DVS acquisition, of Fluidigm Corporation, or Fluidigm, and DVS Sciences, Inc., or DVS. Under the terms of the merger agreement, upon consummation of the merger, all outstanding shares of capital stock of DVS will be cancelled and converted into the right to receive merger consideration with a value equal to approximately $207.5 million in the aggregate, subject to certain adjustments specified in the merger agreement. Subject to certain adjustments specified in the merger agreement, approximately $125.0 million of the acquisition consideration payable to DVS stockholders will be payable in cash. Approximately $82.5 million of the acquisition consideration will be comprised of a number of shares of Fluidigm’s common stock determined based on the volume weighted average closing price of Fluidigm common stock during the five trading days ending on the third trading day before the closing of the merger, provided that the applicable number of shares will be determined within a collar of 10% above or 10% below the volume weighted average closing price of Fluidigm common stock during the five trading days ending on the trading day immediately prior to the signing of the merger agreement. After applying certain adjustments specified in the merger agreement, on a pro forma basis as of September 30, 2013, the total consideration is approximately $202.4 million. The acquisition consideration will include cash of approximately $119.7 million and the issuance of Fluidigm common shares with a fair value of approximately $78.9 million. A portion of the Fluidigm shares to be issued in connection with the acquisition will be placed in escrow and will be paid to the DVS security holders less any claims for indemnification by Fluidigm as provided in the merger agreement. The DVS acquisition is expected to close in February 2014 subject to various contingencies including the sale and issuance by Fluidigm of approximately $175.0 million aggregate principal amount of its convertible notes, or the notes, to fund the cash portion of acquisition consideration.

The unaudited pro forma condensed combined financial data set forth below has been presented for informational purposes only. The pro forma data is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the DVS acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Fluidigm and DVS during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013 assumes that the DVS acquisition took place on January 1, 2012. Fluidigm’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2013 has been combined with DVS’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2013.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 assumes that the DVS acquisition took place on January 1, 2012. Fluidigm’s audited consolidated statement of operations for the year ended December 31, 2012 has been combined with DVS’s audited consolidated statement of operations for the year ended December 31, 2012.

The unaudited pro forma condensed combined balance sheet assumes that the DVS acquisition took place on September 30, 2013 and combines Fluidigm’s September 30, 2013 unaudited condensed consolidated balance sheet with DVS’s September 30, 2013 unaudited condensed consolidated balance sheet.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the DVS acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Fluidigm and DVS for the applicable periods, which are incorporated by reference in this prospectus supplement:

•

separate historical financial statements of Fluidigm as of and for the year ended December 31, 2012 and the related notes included in Fluidigm’s Annual Report on Form 10-K for the year ended December 31, 2012;

•

separate historical financial statements of Fluidigm as of and for the nine months ended September 30, 2013 and the related notes included in Fluidigm’s Quarterly Report on Form 10-Q for the period ended September 30, 2013;

•

separate historical financial statements of DVS as of and for the year ended December 31, 2012 and the related notes included in DVS’s audited consolidated financial statements for the year ended December 31, 2012, included in Fluidigm’s Current Report on Form 8-K filed with the SEC on January 29, 2014; and

•

separate historical financial statements of DVS as of and for the nine months ended September 30, 2013 and the related notes included in DVS’s unaudited consolidated financial statements for the period ended September 30, 2013, included in Fluidigm’s Current Report on Form 8-K filed with the SEC on January 29, 2014.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, which are subject to change and interpretation. Fluidigm has been treated as the acquiror in the DVS acquisition for accounting purposes. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the DVS acquisition, the costs to combine the operations of Fluidigm and DVS or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements. The unaudited pro forma condensed combined financial data also reflects the notes, common stock, and stock-based compensation awards contemplated to be issued in connection with the DVS acquisition.

Fluidigm Corporation and DVS Sciences, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2013

(in thousands, except per share data)

	Historical		Pro Forma Adjustments	Pro Forma Combined
	Fluidigm	DVS
Revenue	$50,302	$18,507		$68,809
Cost of product revenue	14,273	7,792	7,187 A,B	29,252
Research and development	14,198	3,320	80 B	17,598
Selling, general and administrative	34,840	5,753	462 B	41,055
Litigation settlement	1,000	—		1,000

Total costs and expenses	64,311	16,865		88,905
Income (loss) from operations	(14,009)	1,642		(20,096)

Gain from sale of investment in Verinata	1,777	—		1,777
Interest expense	(13)	—	(4,580) C,E	(4,593)
Other income (expense), net	457	(95)		362

Income (loss) before income taxes	(11,788)	1,547		(22,550)
Provision for income taxes	(95)	(37)	D	(132)

Net income (loss)	$(11,883)	$1,510		$(22,682)

Net loss per share, basic and diluted	$(0.47)			$(0.83)

Shares used in computing net loss per share, basic and diluted	25,407		1,925 F	27,332

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 5 –Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

Fluidigm Corporation and DVS Sciences, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2012

(in thousands, except per share data)

	Historical		Pro Forma Adjustments	Pro Forma Combined
	Fluidigm	DVS
Revenue	$52,334	$11,920		$64,254
Cost of product revenue	15,325	5,538	10,485 A,B	31,348
Research and development	16,602	3,536	4,630 B	24,768
Selling, general and administrative	38,478	5,455	3,321 B	47,254

Total costs and expenses	70,405	14,529		103,370

Loss from operations	(18,071)	(2,609)		(39,116)

Interest expense	(628)	—	(6,077) C,E	(6,705)
Other expense, net	(189)	(19)		(208)

Loss before income taxes	(18,888)	(2,628)		(46,029)
Benefit from (provision for) income taxes	(136)	49	D	(87)

Net loss	$(19,024)	$(2,579)		$(46,116)

Net loss per share, basic and diluted	$(0.86)			$(1.92)

Shares used in computing net loss per share, basic and diluted	22,136		1,925 F	24,061

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 5 – Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

Fluidigm Corporation and DVS Sciences, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2013

(in thousands, except per share data)

	Historical		Pro Forma Adjustments	Pro Forma Combined
	Fluidigm	DVS
Assets:
Cash and cash equivalents	$20,099	$8,412	$47,459 A,B,F	$75,970
Short-term investments	43,580	—		43,580
Accounts receivable, net	12,413	5,183		17,596
Inventories	8,021	2,971		10,992
Prepaid expenses and other current assets	2,545	448		2,993

Total current assets	86,658	17,014		151,131
Long-term investments	19,140	—		19,140
Property and equipment, net	5,155	991		6,146
Other non-current assets	3,288	92	1,208 A	4,588
Intangibles	—	—	110,000 C	110,000
Goodwill	—	—	124,557 D	124,557

Total assets	$114,241	$18,097		$415,562

Liabilities and Stockholders’ Equity (Deficit):
Accounts payable	$3,406	$915		$4,321
Accrued compensation and related benefits	3,713	569		4,282
Other accrued liabilities	5,117	1,831	8,940 E	15,888
Deferred revenue, current portion	2,807	1,323		4,130
Long-term debt, current portion	—	227	(227) B	—
Income taxes payable	—	40		40

Total current liabilities	15,043	4,905		28,661
Long-term debt, net current portion	—	1,205	(1,205) B	—
Convertible debt	—	—	169,750 A,F	169,750
Deferred revenue, net of current portion	1,824	1,372		3,196
Warrant liability	—	17		17
Other non-current liabilities	362	—	36,785 L	37,147

Total liabilities	17,229	7,499		238,771

Preferred stock	—	14,354	(14,354) G	—
Stockholders’ equity (deficit)
Common stock	26	6	(4) H	28
Additional paid-in capital	350,403	298	82,419 I	433,120
Accumulated other comprehensive loss	(713)	(109)	109 J	(713)
Accumulated deficit	(252,704)	(3,951)	1,011 K,E	(255,644)

Total stockholders’ equity (deficit)	97,012	(3,756)		176,791

Total liabilities, preferred stock and stockholders’ equity (deficit)	$114,241	$18,097		$415,562

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 – Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

1. Description of Transaction

DVS Acquisition

On January 28, 2014, Fluidigm entered into an agreement and plan of merger with DVS, pursuant to which Fluidigm agreed to acquire all of DVS’s outstanding equity interests. Under the terms of the merger agreement, upon consummation of the merger, all outstanding shares of capital stock of DVS will be cancelled and converted into the right to receive merger consideration with a value equal to approximately $207.5 million in the aggregate, subject to certain adjustments specified in the merger agreement. Subject to certain adjustments specified in the merger agreement, approximately $125.0 million of the acquisition consideration payable to DVS stockholders will be payable in cash. Approximately $82.5 million of the acquisition consideration will be comprised of a number of shares of Fluidigm’s common stock determined based on the volume weighted average closing price of Fluidigm common stock during the five trading days ending on the third trading day before the closing of the merger, provided that the applicable number of shares will be determined within a collar of 10% above or 10% below the volume weighted average closing price of Fluidigm common stock during the five trading days ending on the trading day immediately prior to the signing of the merger agreement. After applying the certain adjustments specified in the merger agreement, on a pro forma basis as of September 30, 2013, the total consideration is approximately $202.4 million, consisting of approximately $119.7 million in cash and approximately 1.9 million shares of Fluidigm common stock (valued for purposes of these unaudited pro forma financial statements at $78.9 million based on the closing price of Fluidigm’s common stock on January 28, 2014). Fluidigm will also assume DVS’s vested and unvested stock-based compensation awards for which $3.8 million will be recognized as purchase consideration. The DVS acquisition is structured such that DVS will survive the DVS acquisition and become a wholly-owned subsidiary of Fluidigm. In addition, DVS’s Canadian subsidiary will remain as a wholly-owned subsidiary of DVS after the DVS acquisition.

Of the shares of Fluidigm common stock issuable in the DVS acquisition, approximately $39.7 million worth will be placed in an escrow fund as security for indemnification obligations of DVS’s stockholders under the merger agreement governing the DVS acquisition.

Convertible Notes

To finance a portion of the acquisition consideration, Fluidigm expects to sell and issue $175.0 million aggregate principal amount of notes. Solely for purposes of the unaudited pro forma condensed combined financial data, it has been assumed that the notes will accrue interest at a rate equal to 3% per year, payable semi-annually and mature on February 1, 2034. Holders may surrender the notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date. Upon conversion of a note, Fluidigm will deliver a number of shares of its common stock, per $1,000 principal amount of notes, equal to the conversion rate together with a cash payment in lieu of delivering any fractional shares. The initial conversion rate will be determined in connection with the offering of such notes. The conversion rate will be subject to adjustment upon the occurrence of certain events.

Fluidigm cannot redeem the notes prior to February 6, 2018. On or after February 6, 2018 and prior to February 6, 2021, Fluidigm may redeem any or all of the notes in cash, provided that the closing sale price of Fluidigm’s common stock exceeds 130% for a specific number of days. On or after February 6, 2021, Fluidigm can call the notes for redemption without any conditions. The redemption price for the notes to be redeemed on any redemption date will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

On each of February 6, 2021, February 6, 2024 and February 6, 2029, holders may require Fluidigm to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the date of repurchase.

If Fluidigm undergoes a fundamental change, holders may require Fluidigm to repurchase the notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

Fluidigm expects to receive approximately $168.5 million in cash proceeds from the notes offering, net of underwriting discounts and commissions and offering expenses. Fluidigm intends to use approximately $119.7 million of such proceeds to finance the acquisition of DVS and the remainder for general corporate purposes.

2. Basis of Presentation

The unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting and was based on the historical financial statements of Fluidigm and DVS. Fluidigm is not currently aware of any significant accounting policy differences between Fluidigm and DVS, but as further information becomes available such policy differences may be identified and could result in significant differences from the unaudited condensed combined pro forma financial statements.

The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.

ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of Fluidigm issued after completion of the DVS acquisition will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the DVS acquisition at the then-current fair value, which will likely result in acquisition consideration that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC Topic 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to Fluidigm in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Fluidigm may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Fluidigm’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of acquisition consideration and are excluded from the unaudited pro forma condensed combined statements of operations. Such costs will be expensed in the historical statements of operations in the periods incurred. Fluidigm expects to incur total acquisition-related transaction costs of approximately $2.9 million and DVS expects to incur total acquisition-related transaction costs of approximately $6.0 million. As discussed in Note 6 (E), the liabilities related to these costs have been included in the unaudited pro forma condensed combined balance sheet as of September 30, 2013.

3. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the DVS acquisition:

(In thousands)
Estimated Acquisition Consideration(1)
Cash	$119,651
Fair value of Fluidigm common stock to be issued	78,896
Fair value of options to purchase Fluidigm common stock(2)	3,823

Estimated purchase price consideration	$202,370

(1)

The estimated acquisition consideration reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the DVS acquisition is completed. The acquisition consideration will include approximately 1.9 million shares of Fluidigm common stock valued at $78.9 million based on the closing price of Fluidigm’s common stock on January 28, 2014. The number of shares to be issued is subject to a collar and can be adjusted based on the average price of Fluidigm’s common stock in the five days leading up to the closing of the DVS acquisition such that as many as approximately 2.1 million shares or as few as approximately 1.7 million shares may be issued to the holders of DVS equity interests.

(2)

The fair value of the Fluidigm equivalent stock options was estimated using the Black-Scholes valuation model utilizing the assumptions noted below. The expected volatility of the Fluidigm stock price is based on the average historical volatility over the expected term based on daily closing stock prices. The expected term of the option is based on the remaining vesting period and contractual term of the options, using the simplified method of determining expected term as used by Fluidigm. The stock price volatility and expected term are based on Fluidigm’s best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the total consideration that will be recorded at the effective time of the acquisition.

Assumptions Used for the Valuation of Fluidigm Equivalent Stock Options:
Expected volatility	57.60%
Risk-free interest rate	0.74% – 2.21%
Expected term	3.96 – 6.82
Dividend yield	0%

4. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Fluidigm in the acquisition, reconciled to the estimate of consideration expected to be transferred:

Calculation of Net Assets Acquired	(In thousands)
Net book value of assets acquired as of September 30, 2013	$10,598

Adjustments:
Identifiable intangible assets	110,000
DVS unpaid transaction costs	(6,000)
Deferred taxes	(36,785)
Goodwill	124,557

Net assets acquired	$202,370

The preliminary valuation of assets acquired and liabilities assumed performed for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets. Fluidigm believes this was an appropriate approach based on a review of similar acquisitions, which indicated that the most significant and material portion of the purchase price would be allocated to identifiable intangible assets. Fluidigm will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available. The goodwill recognized is attributable primarily to the acquired workforce, expected synergies, and other benefits that Fluidigm believes will result from combining the operations of DVS with the operations of Fluidigm.

The following is a discussion of the adjustments made to DVS’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Identifiable Intangible Assets

At the DVS acquisition date, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions with DVS, Fluidigm identified the following significant intangible assets: developed technology and in-process research and development (“IPR&D”). For purposes of these unaudited pro forma condensed combined financial statements, the fair value of these intangible assets has been determined primarily through the use of industry benchmarking, which estimates the value of the intangible assets based on recent comparable transactions within Fluidigm’s industry.

At this time, Fluidigm does not have sufficient information as to the amount, timing and risk of the estimated future cash flows needed to perform a final valuation of customer relationships, technology and trademarks, patents, or IPR&D. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of revenue, sales and marketing expenses, working capital, capital expenditures and contributory asset charges) and the discount rate selected to measure the risks inherent in the projections of future cash flows. However, for the purposes of these unaudited pro forma condensed combined financial statements, using currently available information, and certain other high-level assumptions, the fair value of the technology and IPR&D were estimated by Fluidigm management to be as follows: technology – $92.5 million with a weighted average useful life of 10 years and IPR&D of $17.5 million, which is an indefinite lived intangible asset.

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements. Once Fluidigm has full access to the specifics of DVS’s intangible assets, additional insight will be gained that could impact: (1) the intangible assets identified; (2) the estimated total value assigned to intangible assets; and (3) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Fluidigm only upon access to additional information and/or changes in such factors that may occur prior to the effective time of the acquisition. For each $10 million change in the fair value of identifiable intangible assets other than IPR&D, there could be an annual change in amortization expense – increase or decrease – of approximately $1 million ($250 thousand per quarter), assuming a weighted-average useful life of 10 years.

Inventory

DVS’s inventory consists of raw materials, work in process, and finished goods. For purposes of these unaudited pro forma condensed combined financial statements, no adjustment has been made to the fair value of inventory because DVS has limited work-in-progress or finished goods inventory as of September 30, 2013 and raw materials are carried at cost, which Fluidigm believes approximates fair value.

Other Assets/Liabilities

Adjustments to DVS’s remaining assets and liabilities may also be necessary, however at this time Fluidigm has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current assets and liabilities, Fluidigm believes that the September 30, 2013 DVS book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. Fluidigm does not anticipate that the actual adjustments for these assets and liabilities on the closing date will be materially different.

Goodwill

Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the fair value of the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

5. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations:

(A) Intangible Amortization – To reflect amortization of acquired definite-lived intangible assets based on their preliminary estimated fair values and 10-year estimated average useful life. Since the intangible assets relate to technology to be used in the manufacture of DVS products, Fluidigm has allocated approximately $9.3 million of annual amortization to cost of product revenue. Also, see (C) in Note 6 – Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

(B) Stock based Compensation – To reflect compensation expense for stock-based compensation awards to acquire shares of Fluidigm common stock to be granted to DVS stock-based compensation award holders in exchange for DVS options and restricted shares outstanding at the acquisition date. Approximately 167,633 of such options to purchase shares of Fluidigm common stock will be granted, all of which will have exercise prices of less than $1.50 per option and will vest over approximately 1 1/2 years from the acquisition date. In addition, approximately 51,662 shares of Fluidigm restricted common shares will be granted at the acquisition date. Of the Fluidigm options and restricted stock to be granted at the acquisition date $3.8 million will be reflected as purchase consideration.

(C) Interest Expense –To reflect interest expense on the $175.0 million of convertible notes expected to be issued in conjunction with the DVS acquisition. The notes are expected to be due in 2034 and, solely for the purposes of the unaudited pro forma condensed financial information, Fluidigm has assumed a coupon rate of 3%, which results in an annual interest expense of approximately $5.3 million.

(D) Income Taxes – Subsequent to the closing of the DVS acquisition, Fluidigm expects to reduce its deferred tax asset valuation allowance by approximately $36.8 million, which will result in a corresponding income tax benefit in an amount equal to the domestic deferred tax liability acquired as discussed in Note 6 (L). Under the applicable business combinations accounting rules, changes to the realizability of an acquirer’s deferred tax assets as a result of an acquisition are recognized in operations and not as part of purchase consideration. Thus, this reduction to the Fluidigm deferred tax asset valuation allowance, which is expected to be approximately $36.8 million, will immediately be recognized in operations by Fluidigm at the acquisition date. As this charge is expected to not have a continuing impact on the combined results, no pro forma adjustment is reflected on the unaudited pro forma condensed combined statement of operations.

(E) Debt Issuance Costs – To reflect the amortization of costs expected to be incurred to issue the notes in connection with the DVS acquisition using the effective interest method. Amortized debt issue costs are estimated to be $827,000 and $643,000 for the year ending December 31, 2012 and nine month period ending September 30, 2013, respectively.

(F) Number of Shares Used in Per Share Calculations – To reflect the issuance of approximately 1.9 million shares of Fluidigm common stock per the merger agreement. The number of shares to be issued is subject to a collar and can be adjusted based on the average price of Fluidigm’s common stock in the five days leading up to the closing of the DVS acquisition such that as many as approximately 2.1 million shares or as few as approximately 1.7 million shares may be issued to the holders of DVS equity interests, which would result in a decrease or increase, respectively, in earnings per share of less than $0.01. The impact of potential shares from the stock options and convertible notes issued as part of the DVS acquisition is anti-dilutive for all periods presented.

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

(A) Debt Issuance Costs – To reflect the costs incurred to issue the convertible notes in connection with the DVS acquisition. Total debt issuance costs are estimated at $6.4 million, of which $1.2 million relates to estimated legal, accounting, and other external costs directly related to the note issuance. In addition, the notes will be recognized net of approximately $5.3 million of underwriter discounts and commissions.

(B) Cash Consideration – To reflect the payment of $119.7 million cash consideration to effect the DVS acquisition and repayment of $1.4 million of DVS debt.

(C) Intangible Assets – To reflect the preliminary fair values of intangible assets acquired. These estimated fair values and the related useful lives are considered preliminary and are subject to change. Accordingly, the estimates related to deferred taxes discussed at (L) below are also subject to change. Changes in the fair value or useful lives of the acquired intangible assets may be material. Determination of the 10-year estimated useful life of the technology intangible asset was based on comparable industry data. The technology intangible asset is being amortized using the straight-line method. IPR&D intangible assets are indefinite-lived intangible assets until such time the Company completes such assets and places them into production.

(D) Goodwill – To reflect the preliminary estimate of goodwill.

(E) Transaction Costs – To reflect estimated transaction costs remaining to be incurred related directly to the transaction of approximately $8.9 million, including estimated investment banking, legal and accounting fees, and other external costs directly related to the DVS acquisition. Estimated remaining transaction costs for Fluidigm and DVS are $2.9 million and $6.0 million, respectively.

(F) Convertible Notes – To reflect the issuance of the $175.0 million of 3% convertible notes used to finance a portion of the acquisition consideration.

(G) Preferred Shares – To eliminate DVS preferred stock.

(H) Common Stock – To eliminate DVS common stock and reflect issuance of Fluidigm common shares to effect the acquisition.

(I) Additional Paid-in-capital – To reflect the following equity transactions in connection with the DVS acquisition:

(In thousands)
Eliminate DVS APIC	$(298)
Estimated fair value of Fluidigm shares to be issued	78,896
Par value of Fluidigm shares recorded within common stock	(2)
Estimated fair value of assumed stock options and RSUs deemed purchase consideration	3,823

Total	$82,419

(J) Accumulated Other Comprehensive Loss – To eliminate DVS’s accumulated other comprehensive loss.

(K) Accumulated Deficit – To eliminate DVS’s historical accumulated deficit of $4.0 million and reflect the immediate impact to Fluidigm’s accumulated deficit from the $2.9 million of transaction costs accrued by Fluidigm had the DVS acquisition occurred on September 30, 2013.

(L) Deferred Tax Liability – To reflect deferred tax liabilities of $36.8 million for the difference between the fair value and tax basis of acquired intangibles. These deferred tax liabilities are considered a source of income for the purpose of realizing deferred tax assets. Since Fluidigm has a full valuation allowance against its deferred tax assets at September 30, 2013, Fluidigm will decrease the valuation allowance on its deferred tax assets in an amount equal to the domestic deferred tax liability acquired. Under the applicable business combinations accounting rules, changes to the realizability of an acquirer’s deferred tax assets as a result of an acquisition are recognized in operations and not as part of purchase consideration. Thus, this reduction to the Fluidigm deferred tax asset valuation allowance, which is expected to be approximately $36.8 million, will be recognized in operations by Fluidigm subsequent to the acquisition closing.

DESCRIPTION OF NOTES

General

We will issue the notes under a base indenture to be dated as of February 4, 2014 between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture to be dated as of February 4, 2014 with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following summarizes the material provisions of the notes and the indenture but does not purport to be complete and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in those documents. We urge you to read the indenture and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under “Incorporation of Certain Information by Reference.”

In this section entitled “Description of Notes,” when we refer to “Fluidigm,” “we,” “our” or “us,” we are referring to Fluidigm Corporation and not to any of its subsidiaries.

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $175 million (or $201.25 million if the underwriter’s option to purchase additional notes is exercised in full);

•	bear cash interest from February 4, 2014 at an annual rate of 2.75% payable semiannually on February 1 and August 1 of each year, beginning on August 1, 2014;

•

be subject to redemption at our option, in whole or in part, (1) on or after February 6, 2018 and prior to February 6, 2021 if the closing price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within 5 trading days immediately prior to the date of the redemption notice (a “Provisional Redemption”) and (2) on or after February 6, 2021, without any such condition, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, in each case as described under “– Optional Redemption;”

•

be subject to repurchase at the option of the holder on February 6, 2021, February 6, 2024 and February 6, 2029 at a repurchase price in cash equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of repurchase as described under “– Repurchase of Notes at the Option of the Holder – Repurchase At Your Option on Specified Dates;”

•

be subject to repurchase by us at the option of the holders following a fundamental change (as defined below) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant fundamental change repurchase date as described under “– Repurchase of Notes at the Option of the Holder – Repurchase At Your Option upon a Fundamental Change;”

•	mature on February 1, 2034, unless earlier converted, redeemed or repurchased in accordance with their terms;

•	be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance.”

The notes may be converted at an initial conversion rate of 17.8750 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $55.94 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

Upon conversion of a note, we will deliver shares of our common stock, together with a cash payment in lieu of delivering any fractional shares, as described under “– Conversion of Notes.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control involving us or a termination in the trading of our common stock, except to the extent described under “– Repurchase At Your Option upon a Fundamental Change,” “– Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or a Notice of Provisional Redemption” and “– Consolidation, Merger and Sale of Assets.”

A “business day” is any day other than a Saturday, a Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

The term “close of business” means 5:00 p.m., New York City time. The term “open of business” means 9:00 a.m., New York City time.

A “trading day” means a day on which (i) the NASDAQ Global Select Market or, if our common stock is not listed on the NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading, in each case, with a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or market, or, if our common stock is not so listed, any business day, (ii) a closing sale price for our common stock is available on such securities exchange or market and (iii) there is no market disruption event. If our common stock is not so listed or traded, “trading day” shall mean a business day.

The term “scheduled trading day” means any day that is scheduled to be a trading day on the primary U.S. exchange or quotation system on which our common stock is listed or admitted for trading, or if our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movement in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

We may from time to time, without the consent of the holders, reopen the indenture and issue additional notes under the indenture with the same terms (other than date of issuance and, in some cases, date from which interest will initially accrue) as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes.

We may, to the extent permitted by law, directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustees for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

We do not intend to list the notes on any securities exchange or automated dealer quotation system.

Ranking

The notes will:

•	be our general unsecured obligations;

•	rank equal in right of payment with our other senior unsecured indebtedness;

•	rank senior in right of payment to any indebtedness that is contractually subordinated to the notes;

•	be effectively subordinated to all of our existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors.

The notes will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the notes or to make any funds available for that purpose. Creditors of our subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of the applicable subsidiary over the claims of our creditors, including holders of the notes. The notes, therefore, will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries and the claims of creditors, including trade creditors, of our subsidiaries.

As of September 30, 2013, Fluidigm Corporation did not have any outstanding indebtedness for borrowed money, and its subsidiaries had approximately $1.3 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. As of September 30, 2013, DVS and its subsidiaries had approximately $7.5 million of indebtedness and other liabilities. If the acquisition of DVS is consummated, the notes will also be structurally subordinated to the liabilities of DVS and its subsidiaries. It is a condition to closing that a substantial portion of such liabilities be repaid, and to the extent any liabilities are not repaid prior to closing, there would be a corresponding adjustment to the acquisition consideration. After giving effect to the issuance of the notes and the DVS acquisition (assuming no exercise of the underwriter’s over-allotment option to purchase additional notes), our unconsolidated indebtedness for borrowed money as of September 30, 2013 would have been $169.8 million (net of a $5.25 million discount). The terms of the indenture do not limit our or our subsidiaries’ ability to incur additional debt. We currently have a financing arrangement with Bridge Bank under which we may incur up to $10 million of revolver borrowings.

Interest

We will pay interest on the notes at a rate of 2.75% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a business day, the immediately following business day (each, an “interest payment date”), commencing August 1, 2014, to holders of record at the close of business on the preceding January 15 and July 15, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from February 4, 2014 or from the most recent date to which interest has been paid or duly provided for. In the event of any notes’ maturity, conversion, redemption or repurchase by us at the option of the holder thereof, interest will cease to accrue on those notes under the terms of and subject to the conditions of the indenture.

All references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “– Events of Default.”

Optional Redemption

Under the circumstances described below, we will have the option to redeem the notes. If we elect to redeem the notes, we will give notice to all holders of notes on the date of such notice at their addresses shown in the register of the registrar, with a copy to the trustee and the paying agent. The redemption notice will state, among other things:

•	that the holder has a right to convert the notes called for redemption and the applicable conversion rate;

•	the redemption date;

•	the redemption price;

•	that the holder must convert on or before the close of business on the business day immediately preceding the redemption date; and

•	the procedure a holder must follow to convert its notes.

No notes may be redeemed if the principal amount of the notes has been accelerated and such acceleration has not been rescinded on or prior to the redemption date.

We may not redeem the notes prior to February 6, 2018.

On or after February 6, 2018 and prior to February 6, 2021, we may redeem (a “Provisional Redemption”) any or all of the notes (other than notes for which the repurchase right described under “– Repurchase At Your Option upon a Fundamental Change” have been exercised on or before the close of business on the business day prior to redemption date for such optional redemption), in cash at the redemption price described below, provided that the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending within 5 trading days immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price on each applicable trading day.

With respect to any notes that are converted in connection with a Provisional Redemption, we, under certain circumstances, will increase the conversion rate for the notes so surrendered for conversion by a number of additional shares as described under “Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or a Notice of Provisional Redemption.”

On or after February 6, 2021, we may redeem any or all of the notes (other than notes for which the repurchase right described under “– Repurchase At Your Option upon a Fundamental Change” have been exercised on or before the close of business on the business day prior to redemption date for such optional redemption), in cash at the redemption price described below without being subject to the conditions described in the second immediately preceding paragraph.

The redemption price for the notes to be redeemed on any redemption date will equal:

•	100% of the principal amount of the notes being redeemed; plus

•	accrued and unpaid interest, if any, to, but excluding, the redemption date,

unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date and the redemption price will be 100% of the principal amount of notes to be redeemed. The redemption date must be a business day.

If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 in accordance with the procedures of DTC. If the trustee selects a portion of a holder’s notes for partial redemption and such holder converts a portion of such holder’s note, the converted portion will be deemed to be from the portion selected for redemption. If any notes are to redeemed in part only, we will issue new notes in principal amount equal to the unredeemed principal portion thereof.

Conversion of Notes

General

At any time prior the close of business on the business day immediately preceding the stated maturity date, you may convert all or any portion of your notes at an initial conversion rate of 17.8750 shares of our common stock per $1,000 aggregate principal amount of notes (equivalent to an initial conversion price of approximately $55.94 per share of common stock). The conversion rate and the corresponding conversion price will be subject to adjustment as described below under “– Conversion Rate Adjustments” and “– Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or a Notice of Provisional Redemption.” The conversion price at any time is equal to $1,000 divided by the conversion rate in effect at such time. Accordingly, an adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price. A holder may convert fewer than all of such holder’s notes so long as the notes converted are in an integral multiple of $1,000 principal amount.

We will settle conversions of notes by delivering shares of our common stock, together with a cash payment in lieu of any fractional share, as described below under “– Settlement upon Conversion.”

Upon conversion of a note, a holder will not receive any additional cash payment for accrued and unpaid interest, if any, unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates as described below, and we will not adjust the conversion rate to account for accrued and unpaid interest. Except as described below, our settlement of conversions as described below under “– Settlement upon Conversion” will be deemed to satisfy our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the notes; provided, however, that no such payment need be made:

•	if we have specified a fundamental change repurchase date following a fundamental change that is after a regular record date and on or prior to the corresponding interest payment date;

•

if we have specified a redemption date in accordance with the provisions described under “– Optional Redemption” that is after a regular record date and on or prior to the corresponding interest payment date;

•	with respect to any notes surrendered for conversion following the regular record date immediately preceding the stated maturity date; or

•	only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such notes.

For the avoidance of doubt, all holders on the regular record date immediately preceding the stated maturity date will receive and retain the full interest payment due on the stated maturity date regardless of whether their notes are converted following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of the shares of our common stock upon the conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will be required to pay the tax.

Conversion upon Notice of Redemption

If we call any or all of the notes for redemption, holders of the notes will have the right to convert all or a portion of their notes called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, after which time holders will no longer have the right to convert their notes on account of our delivery of notice of such redemption, unless we default in the payment of the redemption price.

With respect to any notes that are converted in connection with a Provisional Redemption, we will increase the conversion rate for the notes to the extent described in “– Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or a Notice of Provisional Redemption.”

Settlement upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the conversion rate in effect immediately prior to the close of business on the relevant conversion date. No fractional shares will be issued upon conversion. Instead, we will pay cash in lieu of any fractional share based on the closing sale price of our common stock on the relevant conversion date. As used in this prospectus supplement, the term “settlement amount” means the shares of common stock we are required to deliver in connection with the conversion of a note, along with cash payment made in lieu of any fractional shares.

The “closing sale price” of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for the NASDAQ Global Select Market or, if our common stock is not listed on the NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed for trading or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. at 4:00 p.m. (New York City time) on such date (or in either case the then-standard closing time for regular trading on the relevant exchange or trading system). If the closing sale price of our common stock is not so reported, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date, and with respect to the shares of common stock that are issuable upon such conversion, the person in whose name the certificate or certificates for such shares will be registered will be treated as the holder of record of such shares as of the close of business on the conversion date.

Except as otherwise described below, we will deliver the consideration due in respect of any conversion on the third business day immediately following the relevant conversion date.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may direct the conversion agent to surrender such notes to a financial institution designated by us for exchange in lieu of conversion, which shall be a direct or indirect DTC participant. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, all shares of our common stock due upon conversion (including cash for any fractional shares) as provided above under “– Settlement upon Conversion,” at the sole option of the designated financial institution and as is designated to the conversion agent by us. By the close of business on the second trading day after the applicable conversion date, we will notify the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver, upon exchange, the shares of common stock (including cash for any fractional shares) due in respect of such conversion.

If the designated institution accepts any such notes, it will deliver shares of our common stock (including cash for any fractional shares) to the conversion agent and the conversion agent will deliver such shares of our common stock (including cash for any fractional shares) to such holder on the third business day immediately the conversion date. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, we will convert the notes into shares of our common stock (including cash for any fractional shares) as described above under “– Conversion of Notes.”

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We may, but will not be obligated to, pay consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount of notes held by such holder, divided by $1,000:

(1) If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we subdivide or combine our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0	x	OS1
OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date (as defined below) for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution or effective date of such subdivision or combination of common stock, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution or the effective date of such subdivision or combination of common stock, as the case may be; and

OS1 = the number of shares of our common stock that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of common stock, as the case may be.

Any adjustment made under this clause (1) will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution or effective date of such subdivision or combination of common stock, as the case may be. If such dividend, distribution, subdivision or combination described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a duly authorized committee thereof determines not to pay such dividend or distribution or to effect such subdivision or combination, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or subdivision or combination had not been announced.

(2) If an ex-dividend date occurs for a distribution to all or substantially all holders of our common stock of any rights, options or warrants entitling them for a period of not more than 60 calendar days from the announcement date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the closing sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution, the conversion rate will be increased based on the following formula:

CR1 = CR0	x	(OS0 + X)
(OS0 + Y)

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution.

Any adjustment made under this clause (2) will become effective immediately after the open of business on the ex-dividend date for such distribution. Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of common stock are not delivered after the exercise of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be readjusted to the conversion rate that would then be in effect if the record date for such distribution had not occurred.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price that is less than the average of the closing sale prices of our common stock over the applicable 10 consecutive trading-day period and in determining the aggregate price payable for such shares of the common stock, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration if other than cash to be determined in good faith by our board of directors or a duly authorized committee thereof.

(3) If an ex-dividend date occurs for a distribution (the “relevant distribution”) of shares of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock (excluding (i) dividends or distributions and rights, options or warrants as to which an adjustment was effected under clause (1) or (2) above; (ii) dividends or distributions paid exclusively in cash covered under clause (4) below; and (iii) spin-offs as defined below in this clause (3)), then the conversion rate will be increased based on the following formula:

CR1 = CR0	x	SP0
(SP0 – FMV)

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

Any increase made under the above portion of this clause (3) will become effective immediately after the open of business on the ex-dividend date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if such distribution is not so paid or made, the conversion rate shall be readjusted to be the conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive (without having to convert its notes), in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of the relevant distribution that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been an ex-dividend date for a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0	x	(FMV + MP0)
MP0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;

FMV = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of “closing sale price” set forth under “– Settlement upon Conversion” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period commencing on, and including, the effective date for the spin-off (such period, the “valuation period”); and

MP0 = the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be determined on the last day of the valuation period but will be given effect immediately after the open of business on the ex-dividend date for the spin-off. In respect of any conversion during the valuation period for any spin-off, references within this clause (3) related to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the effective date for such spin-off to, but excluding, the relevant conversion date.

(4) If an ex-dividend date occurs for a cash dividend or distribution to all, or substantially all, holders of our outstanding common stock (other than any dividend or distribution in connection with our liquidation, dissolution or winding up), the conversion rate will be increased based on the following formula:

CR1 = CR0	x	SP0
(SP0 – C)

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share we pay or distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive (without having to convert its notes), for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

(5) If we or any of our subsidiaries makes a payment in respect of a tender or exchange offer for our common stock and, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

CR1 = CR0	x	AC + (SP1 x OS1)
(OS0 x SP1)

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR1 = the conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by our board of directors or a duly authorized committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be determined at the close of business on the tenth trading day immediately following, but excluding, the expiration date but will be given effect at the open of business on the trading day next succeeding the expiration date. In respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date. No adjustment pursuant to the above formula will result in a decrease of the conversion rate.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

To the extent that we have a rights plan in effect upon conversion of the notes (i.e., a poison pill), you will receive, in addition to the common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

To the extent permitted by applicable law and applicable listing rules of the NASDAQ Global Select Market and any other securities exchange on which our securities are then listed, (i) we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days so long as the increase is irrevocable during the period and our board of directors determines that such increase would be in our best interest and (ii) we may (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar events. We must give at least 15 days’ prior notice of any such increase in the conversion rate.

You may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. To the extent such adjustment or nonoccurrence of an adjustment, as the case may be, results in a constructive distribution to beneficial owners of notes under Section 305 of the Code and we are required to pay any U.S. federal withholding tax as a result of such constructive distribution, we may recoup or set-off such payments against any payments (whether in cash or shares of our common stock) made with respect to the notes (or any of our common stock received upon conversion thereof) to such beneficial owners. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Consequences” below for a relevant discussion.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Notwithstanding anything in this section to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments (1) when the cumulative net effect of all adjustments not yet made will result in a change of at least 1% of the conversion rate or (2) regardless of whether the aggregate adjustment is less than 1%, (i) upon any required purchases of the notes in connection with a fundamental change and (ii) upon any conversion of notes.

Whenever any provision of the indenture requires us to calculate the closing sale prices or the “stock price” over a span of multiple days, the board of directors or a committee thereof will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date, ex-dividend date, expiration date or effective date of the event occurs, at any time during the period from which such closing sale prices or stock prices are to be calculated.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then (i) we will not adjust the conversion rate pursuant to clauses above until the earliest of these triggering events occurs; and (ii) we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

If we adjust the conversion rate pursuant to the above provisions, we will deliver to the conversion agent a certificate setting forth the conversion rate, detailing the calculation of the conversion rate and describing the facts upon which the adjustment is based.

Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security. Further, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

for stock repurchases that are not tender offers referred to in clause (5) of the adjustments above, including structured or derivative transactions, such as accelerated share repurchase transactions or similar forward derivatives, or pursuant to a stock repurchase program approved by our board of directors;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest and additional interest owed, if any.

Recapitalizations, Reclassifications and Changes to Our Common Stock

In the event of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or changes in par value);

•	a consolidation, merger, combination or binding share exchange involving us; or

•

a sale, assignment, conveyance, transfer, lease or other disposition, in one transaction or a series of transactions, of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person (provided that, for the avoidance of doubt, a pledge of our assets pursuant to any agreement governing secured indebtedness shall be deemed not to be a sale, lease, transfer, conveyance or other disposition hereunder);

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock, we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture, providing that, at and after the effective time of such transaction, holders of each $1,000 principal amount of notes will be entitled to convert their notes into the type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction (“reference property”). The supplemental indenture will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments set described under “– Conversion Rate Adjustments” above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under “Repurchase of Notes at the Option of the Holder – Repurchase At Your Option upon a Fundamental Change” below, as the board of directors (or an authorized committee thereof) reasonably considers necessary by reason of the foregoing. If the notes become convertible into reference property, we will notify the trustee and the holders.

For purposes of the foregoing, the type and amount of consideration that holders of our common stock are entitled to in the case of recapitalizations, reclassifications, changes of our common stock, consolidations, mergers, combinations, binding share exchanges, sales, assignments, conveyances, transfers, leases or other dispositions that cause our common stock to be converted into or exchanged for the right to receive more than a single type of consideration because the holders of our common stock have the right to elect the type of consideration they receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made.

We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

For the avoidance of doubt, none of the foregoing provisions shall affect the right of a holder of notes to convert its notes prior to the effective date of any such merger event.

Conversion Procedures

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC and compliance with DTC’s then applicable conversion procedures or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. A conversion of notes also must be accompanied by payment of interest in the circumstances described under “—Conversion of Notes—General.” We will pay any documentary, stamp or similar issue or transfer tax on the issuance of the shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will be required to pay the tax. We refer to the date a holder complies with the relevant procedures for conversion described above as the “conversion date.”

If you have submitted your notes for repurchase upon a fundamental change or for repurchase on a repurchase date as provided below under “Repurchase of Notes at the Option of the Holder—Repurchase At Your Option on Specified Dates,” you may only convert your notes if you withdraw your repurchase notice prior to the applicable repurchase date, as described below under “Repurchase of Notes at the Option of the Holder.” If your notes are submitted for repurchase upon a fundamental change, your right to withdraw your repurchase notice and convert the notes that are subject to purchase will terminate at the close of business on the business day immediately preceding such purchase date.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or a Notice of Provisional Redemption

If the effective date of a fundamental change (as defined below and determined after giving effect to any exemptions or exclusions from such definition but without giving effect to the proviso in clause (2) of the definition thereof) occurs prior to February 6, 2021 (a “make-whole fundamental change”) and a holder elects to convert its notes in connection with such make-whole fundamental change or if we issue a notice of redemption in connection with a Provisional Redemption as set forth under “Description of Notes – Optional Redemption” and a holder elects to convert notes in connection with such Provisional Redemption, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of such notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) and a conversion of notes will be deemed for these purposes to be “in connection with” such Provisional Redemption if a holder converts their notes at any time following the date of the notice of Provisional Redemption up to, and including, the business day prior to the redemption date for the Provisional Redemption.

We will notify holders, the trustee and the conversion agent of the anticipated effective date of such fundamental change. We will use our commercially reasonable efforts to give notice to holders of the anticipated effective date for a make-whole fundamental change at least 30 scheduled trading days prior to the anticipated effective date.

The number of additional shares, if any, by which the conversion rate will be increased for conversions in connection with a make-whole fundamental change or upon a Provisional Redemption will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective or the date of the notice of redemption, which we refer to as the “effective date,” and (1) the price paid per share of our common stock in the make-whole fundamental change transaction in the case of a make-whole fundamental change described in the second clause of the “fundamental change” definition in the event that our common stock is acquired for cash or (2) the average of the closing sale prices of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such other make-whole fundamental change or the date of the notice of redemption in the case of a Provisional Redemption. We refer to the amount determined under the first or second clause of the preceding sentence, as applicable, as the “stock price.”

The stock prices set forth in the first row of the table below (i.e., column headers) and the number of additional shares in the table below will be adjusted as of any date on which the conversion rate of the notes is adjusted as described under “– Conversion of Notes – Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “– Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate for each $1,000 principal amount of notes shall be increased based on the stock price and the effective date:

	Stock Price
Effective Date	$39.96	$45.00	$50.00	$60.00	$75.00	$90.00	$105.00	$120.00	$135.00	$150.00	$165.00	$180.00
February 4, 2014	7.1499	5.9858	5.1118	3.8985	2.8225	2.1927	1.7886	1.5108	1.3093	1.1568	1.0375	0.9414
February 6, 2015	7.1499	5.6438	4.7580	3.5500	2.5103	1.9212	1.5531	1.3052	1.1279	0.9951	0.8919	0.8093
February 6, 2016	7.1499	5.2947	4.3894	3.1817	2.1804	1.6370	1.3090	1.0938	0.9426	0.8307	0.7445	0.6758
February 6, 2017	7.1499	4.9818	4.0358	2.8082	1.8408	1.3464	1.0622	0.8821	0.7584	0.6683	0.5992	0.5444
February 6, 2018	7.1499	4.7156	3.6942	2.4163	1.4801	1.0432	0.8095	0.6684	0.5743	0.5066	0.4550	0.4141
February 6, 2019	7.1499	4.4793	3.3258	1.9567	1.0676	0.7130	0.5442	0.4488	0.3869	0.3426	0.3088	0.2817
February 6, 2020	7.1499	4.2587	2.8458	1.3148	0.5627	0.3508	0.2680	0.2241	0.1955	0.1745	0.1581	0.1447
February 6, 2021	7.1499	4.2587	2.1250	0.1553	0.0001	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case if the stock price is:

•

between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable;

•	in excess of $180.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased; and

•	less than $39.96 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased.

Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate to more than 25.0250 shares per $1,000 principal amount of notes pursuant to the events described in this section, though we will adjust such number of shares for the same events for which we must adjust the conversion rate as described under “– Conversion of Notes – Conversion Rate Adjustments” above.

Our obligation to increase the conversion rate for holders that convert their notes in connection with a make whole fundamental change or Provisional Redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Repurchase of Notes at the Option of the Holder

Repurchase At Your Option on Specified Dates

Holders will have the right to require us to repurchase all or a portion of their notes on February 6, 2021, February 6, 2024, and February 6, 2029. We will be required to repurchase any outstanding notes for which holders deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at the open of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date.

The repurchase price will be payable in cash and equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date (unless the repurchase date is after a regular record date and on or prior to the interest payment date, in which case interest accrued to the interest payment date that is also a repurchase date will be paid to holders of the notes as of the preceding record date, and the price we are required to pay to the holder surrendering the note for repurchase will be equal to 100% of the principal amount of notes subject to purchase and will not include any accrued and unpaid interest).

In order to exercise the repurchase right specified in this section, a holder must deliver written notice of its exercise of this repurchase right to the paying agent, which written notice must specify the notes for which the repurchase right is being exercised and that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and indenture. If a holder wishes to withdraw this election, the holder must provide a written notice of withdrawal to the paying agent at any time until the close of business on the business day immediately preceding the repurchase date. If the notes are not in certificated form, the notice given by each holder (and any withdrawal notice) must comply with applicable DTC procedures.

Repurchase At Your Option upon a Fundamental Change

If a fundamental change (as defined below) occurs prior to maturity, each holder of notes will have the option (subject to the terms and conditions of the indenture) to require us to repurchase for cash all or any portion of its notes that is equal to $1,000, or an integral multiple of $1,000, on the day of our choosing that is not less than 20 or more than 35 business days after the later of the occurrence of such fundamental change and the date we give notice of the fundamental change (such day, the “fundamental change repurchase date”) at a repurchase price (the “fundamental change repurchase price”) equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date, and the price we are required to pay to the holder surrendering the note for repurchase will be equal to 100% of the principal amount of notes subject to repurchase and will not include any accrued and unpaid interest).

We will mail to the trustee and to each holder a written notice of the fundamental change within 10 business days after the occurrence of such fundamental change. This notice shall state certain specified information, including:

•	the events causing the fundamental change;

•	the effective date of the fundamental change, and whether the fundamental change is a make-whole fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the conversion rate and any adjustments to the conversion rate, and the procedures required for exercise of a holder’s right to convert its notes;

•	the procedures required for exercise of the repurchase option upon the fundamental change, and the procedures required for withdrawal of any such exercise; and

•	the name and address of the paying and conversion agents.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver written notice of its exercise of this repurchase right to the paying agent during the period between the delivery of the fundamental change notice and the close of business on the business day immediately preceding the fundamental change repurchase date. The written notice must specify the notes for which the repurchase right is being exercised and that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and indenture. If a holder wishes to withdraw this election, the holder must provide a written notice of withdrawal to the paying agent at any time until the close of business on the business day immediately preceding the fundamental change repurchase date. If the notes are not in certificated form, the notice given by each holder (and any withdrawal notice) must comply with applicable DTC procedures.

The term “fundamental change” means the occurrence of any of the following events after the time the notes are originally issued:

(1) any “person” within the meaning of Section 13(d) under the Exchange Act, other than us or our wholly-owned subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock entitled to vote generally in elections of directors, or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (B) any consolidation, merger, combination or binding share exchange of us pursuant to which our common stock will be converted into, or exchanged for, cash, stock, other securities, or other property or assets; or (C) any sale, assignment, conveyance, transfer, lease or other disposition, in one transaction or a series of transactions, of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person (provided that, for the avoidance of doubt, a pledge of our assets pursuant to any agreement governing secured indebtedness shall be deemed not to be a sale, lease, transfer, conveyance or other disposition hereunder); provided that a transaction described in clause (A) or (B) above pursuant to which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or continuing corporation or transferee person or the parent thereof and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a “fundamental change”;

(3) the adoption of a plan relating to the liquidation or dissolution of us (whether or not otherwise in compliance with the indenture); or

(4)	a termination of trading.

For purposes of the definition of “fundamental change” above, any transaction that constitutes a fundamental change pursuant to both clause (1) and clause (2) of such definition shall be deemed a fundamental change solely under clause (2) of such definition.

However, notwithstanding the foregoing, a fundamental change will not be deemed to have occurred if at least 90% of the consideration paid for our common stock in a transaction or transactions described under clause (1) and/or (2) of the definition of fundamental change above, excluding cash payments for any fractional share and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on The New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors, a “permitted exchange”), or will be so traded immediately following such transaction, and, as a result therefrom, such consideration becomes the reference property for the notes.

For purposes of these provisions:

•

a “termination of trading” means our common stock (or reference property into which the notes are convertible) ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any successors thereof);

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The term “all or substantially all” as used in the definition of change in control in respect of the sale, assignment, conveyance, transfer, lease or other disposition of the consolidated assets of us and our subsidiaries, taken as a whole, will likely be interpreted under applicable state law and will depend upon particular facts and circumstances. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise, established definition of this phrase under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of the consolidated assets of us and our subsidiaries, taken as a whole.

The fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other similar convertible debt offerings.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

General Information Applicable to Repurchases At Your Option

We will be required to repurchase notes that have been validly surrendered for repurchase and not withdrawn on the applicable repurchase date. You will receive payment of repurchase price on the later of the repurchase date and the time of book-entry transfer or the delivery of your notes together with necessary endorsements. If the paying agent holds money sufficient to pay the repurchase price of the notes on the repurchase date in accordance with the indenture, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the repurchase price and, if the repurchase date is after a regular record date and on or prior to the related interest payment date, the right of the record holder on such regular record date to receive the related interest payment).

In connection with any offer to repurchase the notes, we will, in accordance with the indenture:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent any such rules are applicable;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws.

No notes may be repurchased by us at the option of holders if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the applicable repurchase date

(except in the case of an acceleration resulting from a default by us in the payment of the applicable repurchase price with respect to such notes).

In the event you exercise your option to have us repurchase your notes, we may not have sufficient funds to pay the applicable repurchase price for the notes tendered by holders. We may in the future incur debt that may contain provisions prohibiting repurchase of the notes under some circumstances or expressly prohibiting our repurchase of the notes or may provide that a fundamental change or repurchase constitutes an event of default under that agreement. If we are required to repurchase our notes at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to purchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Consolidation, Merger and Sale of Assets

We may not consolidate with, or merge with or into, enter into a combination or binding share exchange with, another person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any successor person, unless:

•

the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the indenture are met.

Upon any such consolidation, merger, combination, binding share exchange, or sale, assignment, conveyance, transfer, lease or other disposition, the resulting, surviving or transferee corporation (if not us) shall succeed to us, and may exercise every right and power of ours, under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease. For purposes of the foregoing, any sale, assignment, conveyance, transfer, lease or other disposition of the assets of one or more of our subsidiaries that would, if we had held such assets directly, have constituted the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, will be treated as such under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “fundamental change” permitting each holder to require us to repurchase the notes of such holder as described above.

An assumption of our obligations under the notes and the indenture by such corporation might be deemed for U.S. federal tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1)	we fail to pay the principal of any note when due;

(2)	we fail to deliver the settlement amount owing upon conversion of any note when due, which failure continues for five business days;

(3)	we fail to pay any interest on any note when due, and such failure continues for 30 days;

(4)	we fail to pay the redemption price of any note when due;

(5)	we fail to pay the repurchase price or fundamental change repurchase price of any note when due;

(6)	we fail to provide timely notice of a fundamental change or a make-whole adjustment event in accordance with the terms of the indenture;

(7)	we fail to perform any other covenant required of us in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) through (6) above) and such failure continues for 60 days after notice is given in accordance with the indenture by the trustee or holders of not less than 25% in aggregate principal amount of the notes;

(8)	(i) our failure, or the failure of any of our significant subsidiaries (as defined in Regulation S-X under the Securities Act) to make any payment at maturity (after giving effect to any applicable grace period) of indebtedness, which term as used in the indenture means obligations (other than non-recourse obligations) of Fluidigm or any of its significant subsidiaries for borrowed money or evidenced by bonds, notes or similar instruments (as used in this clause (8), ‘‘indebtedness’’), in a principal amount in excess of $15 million and continuance of such failure, or (ii) the acceleration of indebtedness of us or any of our significant subsidiaries (as defined in Regulation S-X under the Securities Act) in an amount in excess of $15 million because of a default with respect to such indebtedness, unless such indebtedness is discharged or such acceleration has been cured, waived, rescinded or annulled, in either case within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of notes of the applicable series then outstanding (provided, however, that if any such failure or acceleration referred to in (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred); or

(9)	certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries (as defined in Regulation S-X under the Securities Act).

If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (9) above occurs with respect to us, the principal amount of the notes and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances and subject to certain exceptions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

Notwithstanding the foregoing, if we so elect, the sole remedy under the indenture for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our reporting obligations to the trustee and the SEC, as described under “– Reports” below, will, for the first 270 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the aggregate principal amount of the notes for the first 90 days after the occurrence of such an event of default and at an annual rate equal to 0.50% of the aggregate principal amount of the notes from the 91st day to, but not including, the 271st day thereafter (or, if applicable, the earlier date on which the event of default relating to the reporting obligations is cured or waived). Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. If the event of default is continuing on the 271st day after an event of default relating to a failure to comply with the reporting obligations described above first occurs and has not been waived, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other events of default.

In order to elect to pay additional interest as the sole remedy during the first 270 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify in writing all holders of record of notes and the trustee and paying agent of such election on or before the close of business on the fifth business day prior to the date on which such event of default would otherwise occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

The trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered indemnity to the trustee satisfactory to it to institute such proceeding as trustee; and

•

the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any note on or after the applicable due date, the right to convert the note or to receive the consideration due upon conversion or the right of a beneficial owner to exchange its beneficial interest in a global security representing notes for a physical note if an event of default has occurred and is continuing, in each case, in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

•	we fail to pay the principal of or any interest on any note when due;

•	we fail to deliver the consideration due upon conversion of any note within the time period required by the indenture; or

•	we fail to comply with any of the provisions of the indenture the modification of which would require the consent of the holder of each outstanding note affected.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and whether we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture.

Payments of the fundamental change repurchase price, repurchase price, redemption price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate of the notes plus one percent from the required payment date.

Modification and Waiver

We and the trustee may amend or supplement the indenture with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the notes;

•	reduce the principal amount of (including the redemption price or fundamental change repurchase price or repurchase price) or interest on the notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the notes;

•	change the currency of payment of principal of or interest on the notes or change any note’s place of payment;

•

impair the right of any holder to receive payment of principal of and interest on such holder’s notes, or consideration due upon conversion, on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the notes or the consideration due upon conversion of the notes;

•	modify the provisions with respect to the repurchase rights of the holders as described above under “Repurchase of Notes at the Option of the Holder” in a manner adverse to holders of notes;

•	modify in any manner adverse to the holders the time at which or circumstances under which the notes may or shall be redeemed;

•	change the ranking of the notes;

•	adversely affect the right of holders to convert notes, or reduce the conversion rate; or

•

modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of notes.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders of the notes to:

•	cure any ambiguity, omission, defect or inconsistency that does not materially adversely affect holders of the notes;

•

provide for the assumption by a successor corporation of our obligations under the indenture and the notes, in accordance with the provisions of the indenture described above under “– Consolidation, Merger and Sale of Assets”;

•

make provisions with respect to conversion rights of the holders of the notes as described under “– Recapitalizations, Reclassifications and Changes to Our Common Stock” in accordance with the applicable provisions of the indenture;

•	add guarantees with respect to the notes;

•	secure our obligations under the notes;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder;

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	to increase the conversion rate;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture; or

•	conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or depositing with the trustee or delivering to the holders, as applicable, after all outstanding notes have become due and payable, whether at the stated maturity, at any fundamental change repurchase date, repurchase date, or at any redemption date and/or have been converted (and related settlement amounts have been determined) or otherwise, cash and/or shares of common stock (as applicable under the terms of the indenture), sufficient to pay all of the outstanding notes and/or satisfy our conversion obligations, as the case may be, and pay all other sums payable under the indenture by us; provided that such satisfaction and discharge shall not be effective earlier than (i) the close of business on the business day immediately preceding the stated maturity date, in the case of the stated maturity date, (ii) the close of business on the business day immediately preceding the redemption date, in the case of the redemption date in respect of which all of the outstanding notes have been redeemed, (iii) the close of business on the business day immediately preceding the repurchase date, in the case of a repurchase date on which the holders of all of the outstanding notes have exercised their right to require us to repurchase all of their notes, and (iv) the close of business on the business day immediately preceding the fundamental change purchase date, in the case of the fundamental change repurchase date in respect of which the holders of all outstanding notes have exercised their right to require us to purchase all of their notes or convert all of their notes. Such discharge is subject to terms contained in the indenture.

Defeasance

The provisions relating to legal defeasance and covenant defeasance set forth in the base indenture will not apply with respect to the notes.

Transfer, Exchange and Conversion

We will maintain an office in the United States where the notes may be presented for registration of transfer, exchange or conversion. This office will initially be an office or agency of the trustee. No service charge will be imposed by us, the trustee or the security registrar for any registration of transfer or exchange of notes, but any tax or similar governmental charge required by law or permitted by the indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for purchase or conversion except for any portion of that note not being purchased or converted, as the case may be.

Neither we nor the registrar for the notes will be required to:

•

issue, register the transfer of, or exchange notes for the period beginning at the opening of business fifteen days immediately preceding the delivery of a notice of redemption with respect to the notes and ending at the close of business on the day of such delivery, or

•	register the transfer of or exchange notes selected, called or being called for redemption.

We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global securities representing the notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. In the case of certificated notes, payments will be made in U.S. dollars at the office of the trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $2,000,000 principal amount of notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The security registrar, paying agent and conversion agent (if other than the trustee) will forward to the trustee any notes surrendered to them by holders for transfer, exchange, payment or conversion. All notes delivered to the trustee shall be cancelled promptly by the trustee in the manner provided in the indenture and may not be reissued or resold. No notes shall be authenticated in exchange for any notes cancelled, except as provided in the indenture.

Reports

So long as any notes are outstanding, we will furnish to the trustee and the holders of the notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all quarterly and annual financial information required to be contained in Forms 10-Q and 10-K and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the trustee and the holders of the notes as of the time such documents are filed via EDGAR. See “Events of Default” for information as to the effects of our failure to deliver the reports described in this paragraph.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at the expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

We and our agents will be responsible for making many of the calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the closing sale price of our common stock, any adjustments to the conversion rate, the consideration deliverable in respect of any conversion and accrued interest (including any additional interest) payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the trustee on our behalf (and we will make any notice we are required to give to holders available on our website).

No Shareholder Rights for Holders of Notes

Holders of notes, as such, will not have any rights as shareholders of Fluidigm Corporation (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

No Personal Liability of Directors Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of ours will have any liability for any obligations of ours under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

U.S. Bank National Association has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and our affiliates with the same rights as if it were not trustee.

Stock Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Book-Entry, Delivery and Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriter, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Book-Entry Procedures for the Global Securities

We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriter. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and any interest on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, or any interest on, the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, (i) DTC will exchange the global security for certificated securities that it will distribute to its participants if (a) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global securities and a successor depositary is not appointed within 90 days; or (b) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or (ii) if an event of default with respect to the notes has occurred and is continuing and any beneficial owner requests that its notes be issued in physical, certificated form, DTC will exchange the corresponding portion of the global security for a physical, certificated security, which it will distribute to such beneficial owner.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of its or our respective agents will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material provisions of the common stock and the preferred stock contained in our certificate of incorporation and bylaws. For more detailed definition, please refer to our certificate of incorporation and bylaws, each as amended.

General

Our authorized capital stock consists of 210,000,000 shares, all with a par value of $0.001 per share, of which:

•	200,000,000 shares are designated as common stock; and

•	10,000,000 shares are designated as preferred stock.

As of December 31, 2013, we had outstanding 25,810,890 shares of common stock held of record by 104 stockholders. In addition, as of December 31, 2013, 3,427,111 shares of our common stock were subject to outstanding options.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to the prior distribution rights of preferred stock then outstanding. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

No shares of preferred stock are outstanding. Though we currently have no plans to issue any shares of preferred stock, under our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of each such series of preferred stock, any or all of which may be greater than or senior to those of the common stock. Though the actual effect of any such issuance on the rights of the holders of common stock will not be known until our board of directors determines the specific rights of the holders of preferred stock, the potential effects of such an issuance include:

•	diluting the voting power of the holders of common stock;

•	reducing the likelihood that holders of common stock will receive dividend payments;

•	reducing the likelihood that holders of common stock will receive payments in the event of our liquidation, dissolution, or winding up; and

•	delaying, deterring or preventing a change-in-control or other corporate takeover.

Potential Issuance of Common Stock

On March 7, 2003, we entered into a Master Closing Agreement with Oculus Pharmaceuticals, Inc. and The UAB Research Foundation, or UAB, related to certain intellectual property and technology rights licensed by us from UAB. Pursuant to the agreement, we are obligated to issue UAB shares of our common stock with a value equal to approximately $1,500,000 upon the achievement of a certain milestone and based upon the fair market value of our common stock at the time the milestone is achieved. We currently do not anticipate achieving this milestone in the foreseeable future and do not anticipate issuing these shares. The potential issuance discussed above is not reflected in the number of shares of common stock outstanding in this prospectus.

Registration Rights

As of December 31, 2013, the holders of an aggregate of 6,553,742 shares of our common stock are entitled to the following rights with respect to the registration of such shares for public resale under the Securities Act, pursuant to an investor rights agreement by and among us and certain of our stockholders. We refer to these shares collectively as “registrable securities.”

The registration of shares of common stock as a result of the following rights being exercised would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. Ordinarily, we will be required to pay all expenses, other than underwriting discounts and commissions, related to any registration effected pursuant to the exercise of these registration rights.

The registration rights terminate upon the earlier of five years after completion of our initial public offering, or, with respect to the registration rights of an individual holder, when the holder of one percent or less of our outstanding common stock can sell all of such holder’s registrable securities in any three-month period without registration, in compliance with Rule 144 of the Securities Act or another similar exemption.

Demand Registration Rights

If the holders of at least a majority of the registrable securities request in writing that we effect a registration with respect to at least 50% of their shares that has a reasonably anticipated aggregate price to the public, net of underwriting discounts and commissions in excess of $20,000,000, we may be required to register their shares. At most, we are obligated to effect two registrations for the holders of registrable securities in response to these demand registration rights. Depending on certain conditions, however, we may defer such registration for up to 90 days. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Piggyback Registration Rights

If at any time we propose to register any shares of our common stock under the Securities Act, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their shares of registrable securities in the registration. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares. Holders of 6,348,565 shares of our common stock have waived their piggyback registration rights.

Form S-3 Registration Rights

If at any time that we are entitled under the Securities Act to register our shares on Form S-3 a holder of registrable securities requests in writing that we register registrable securities for public resale on Form S-3 and the reasonably anticipated price to the public of the offering exceeds $2,000,000 (net of underwriting discounts and commissions), we will be required to use our best efforts to effect such registration; provided, however, that if such registration would be seriously detrimental to us or our stockholders, we may defer the registration for up to 90 days.

Voting Rights

Under the provisions of our certificate of incorporation, holders of our common stock are entitled to one vote for each share of common stock held by such holder on any matter submitted to a vote at a meeting of stockholders. In addition, our certificate of incorporation provides that certain corporate actions require the approval of our stockholders. These actions, and the vote required, are as follows:

•	the removal of a director requires the vote of a majority of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors; and

•

the amendment of provisions of our certificate of incorporation relating to blank check preferred stock, the classification of our directors, the removal of directors, the filling of vacancies on our board of directors, cumulative voting, annual and special meetings of our stockholders and the amendment provision in our certificate of incorporation require the vote of 66 2/3% of our then outstanding voting securities.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws include provisions that:

•	authorize our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairman of the board, the chief executive officer or the president;

•

establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•	provide that directors may be removed only for cause;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	establish that our board of directors is divided into three classes, Class I, Class II, and Class III, with each class serving staggered terms;

•	specify that no stockholder is permitted to cumulate votes at any election of the board of directors; and

•	require a super-majority of votes to amend certain of the above-mentioned provisions.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, MA 02021, and its telephone number is (781) 575-2900.

NASDAQ Global Market Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FLDM.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership, conversion and disposition of the notes and the ownership and disposition of the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of owning or disposing of the notes or common stock. The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes and common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of tax accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes or common stock as part of a hedging, conversion or integrated transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not address the potential application of the tax on net investment income, the effects of the U.S. federal estate and gift tax laws or any applicable non-U.S., state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, NON-U.S., STATE AND LOCAL LAWS, AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of the notes or the common stock into which the notes may be converted that, for U.S. federal income tax purposes, is (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of the notes or the common stock into which the notes may be converted (other than a partnership, including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of such note or common stock.

U.S. Holders

Taxation of Interest

U.S. holders will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with their regular method of tax accounting.

In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by more than a statutorily defined de minimis amount, the U.S. holder will be required to include such excess in income as “original issue discount” over the term of the instrument, irrespective of the U.S. holder’s regular method of tax accounting. We expect, and the discussion below assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

Additional Interest

We may be required to make payments of additional interest to U.S. holders of the notes under the circumstances described under “Description of Notes – Events of Default” above. We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid it would be an incidental amount, and therefore we intend to take the position that this possible payment of additional interest will not subject the notes to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to the notes). Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is paid, in accordance with the U.S. holder’s regular method of tax accounting. U.S. holders should consult their own tax advisors regarding the tax consequences in the event we pay additional interest.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize capital gain or loss if the U.S. holder disposes of a note in a sale, exchange, redemption or other taxable disposition (other than conversion of a note into either shares of our common stock or a combination of cash and shares of our common stock, the U.S. federal income tax consequences of which are described under “– Conversion of Notes” below). The U.S. holder’s gain or loss will equal the difference between the proceeds received by it (other than amounts attributable to accrued but unpaid interest) and its tax basis in the note. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. holder’s tax basis in the note generally will equal the amount it paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the taxable disposition of the note will be long-term capital gain or loss if it held the note for more than one year, or short-term capital gain or loss if it held the note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate taxpayers currently are taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

A U.S. holder generally will not recognize any income, gain or loss on the conversion of a note into common stock, except to the extent of cash received in lieu of a fractional share of common stock and the fair market value of any common stock attributable to accrued and unpaid interest, subject to the discussion under “– U.S. Holders – Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a make-whole fundamental change or provisional redemption may be treated as a taxable dividend. The U.S. holder’s aggregate tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) will equal the U.S. holder’s tax basis in the note. The U.S. holder’s holding period in the common stock (other than shares attributable to accrued interest) will include the U.S. holder’s holding period in the note.

If an exchange is conducted in lieu of the conversion, as described under “Description of Notes – Exchange in Lieu of Conversion” above, the receipt of stock by the U.S. holder in exchange for the note will be treated as a taxable disposition and subject to the U.S. federal income tax consequences described under “– Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above.

With respect to cash received in lieu of a fractional share of our common stock, a U.S. holder will be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the U.S. holder’s tax basis in the common stock attributable to the fractional share on a proportionate basis in accordance with its relative fair market value.

Any cash and the value of any portion of our common stock that is attributable to accrued interest on the notes not yet included in income by a U.S. holder will be taxed as ordinary income. The basis in any shares of common stock attributable to accrued interest will equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued interest will begin on the day after the date of conversion.

A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in “Description of Notes – Conversion of Notes – General,” should consult its own tax advisor concerning the appropriate treatment of such payment.

If we undergo certain corporate transactions, as described under “Description of Notes – Recapitalizations, Reclassifications and Changes to Our Common Stock” above, the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such corporate transaction had the notes been converted into our common stock immediately prior to such corporate transaction, except that such holders will not be entitled to receive make-whole shares unless such notes are converted in connection with the relevant make-whole fundamental change or provisional redemption. Depending on the facts and circumstances at the time of such corporate transaction, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes.

Distributions

If, after a U.S. holder acquires any of our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution will be treated as a dividend and will be includible in a U.S. holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. holder is a U.S. corporation, it would generally be able to claim a dividends-received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders are taxed at the reduced rates applicable to long-term capital gains, provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows holders of notes to receive more shares of common stock on conversion may increase such U.S. holders’ proportionate interests in our earnings and profits or assets. In that case, the U.S. holders of notes may be treated as though they received a taxable distribution. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate U.S. holders of notes for taxable distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a make-whole fundamental change or provisional redemption, as described under “Description of Notes – Adjustment to Conversion Rate upon a Make-Whole Fundamental Change or a Notice of Provisional Redemption” above, also may be treated as a taxable distribution. If an event occurs that dilutes the interests of stockholders or increases the interests of U.S. holders of the notes and the conversion rate of the notes is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of U.S. holders of the notes also could be treated as a taxable distribution to holders of the notes. Conversely, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of our stockholders could be treated as a taxable distribution to the stockholders. Not all changes in the conversion rate that result in U.S. holders of notes receiving more common stock on conversion, however, increase such U.S. holders’ proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the U.S. holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive distributions. Any taxable constructive distribution resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as a distribution on our common stock paid in cash or other property. It would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the recipient’s investment in its note or common stock (as the case may be) or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividends would be eligible for the reduced rates (for non-corporate holders) or dividends-received deduction (for corporate holders) described in the previous paragraph.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other taxable disposition of common stock. The U.S. holder’s gain or loss will equal the difference between the proceeds received by it and its tax basis in the stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. holder on a sale, exchange or other taxable disposition of common stock will be long-term capital gain or loss if the U.S. holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the U.S. holder’s holding period in the common stock is one year or less, at the time of the disposition. Long-term capital gains of non-corporate taxpayers are currently taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Taxation of Interest

Payments of interest to non-U.S. holders generally are subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payor.

Payments of interest on the notes to most non-U.S. holders, however, should qualify as “portfolio interest,” and thus should be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below.

The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient actual or constructive stock ownership; or

•

is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected, and, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. holder (see the discussion under “– Income or Gains Effectively Connected with a U.S. Trade or Business” below).

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock (by vote or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of applicable income tax treaty and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or other appropriate form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

Subject to the discussion below under “– Legislation and Guidance Relating to Foreign Accounts,” non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes or common stock (other than with respect to payments attributable to accrued interest, which will be taxed as described under “– Taxation of Interest” above), unless:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “– Income or Gains Effectively Connected with a U.S. Trade or Business”;

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S.-source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA), described below, treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption, conversion or other disposition of notes or common stock by a non-U.S. holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the non-U.S. holder’s holding period for the notes or common stock disposed of), a “United States real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real property comprised at least 50% of the fair market value of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

Dividends paid to a non-U.S. holder on any common stock received on conversion of a note, and any taxable constructive dividends resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under “– Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. Any withholding tax with respect to taxable constructive stock dividends may be set off against subsequent payments on the notes. The withholding tax on dividends (including any taxable constructive dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN or other appropriate form. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business are discussed below under “– Income or Gains Effectively Connected with a U.S. Trade or Business.”

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the ownership or disposition of notes or common stock by a non-U.S. holder assumes that the non-U.S. holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other taxable disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then that income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30% withholding, provided that the non-U.S. holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Legislation and Guidance Relating to Foreign Accounts

Provisions commonly referred to as “FATCA” may impose withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to certain non-financial foreign entities, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Treasury. Under final regulations and published guidance, any obligation to withhold from payments made to a foreign financial institution or a foreign non-financial entity under the new legislation with respect to dividends on our common stock will not begin until July 1, 2014 and with respect to the gross proceeds of a sale or other disposition of our common stock will not begin until January 1, 2017. Prospective investors should consult their tax advisors regarding this legislation.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 28%.

Payments of interest or dividends (including constructive dividends) to U.S. holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt recipient, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of notes or, if applicable, common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends (including constructive dividends) paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “– Taxation of Interest” and “– Dividends” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or other appropriate form. Payments made to non-U.S. holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes or common stock under the backup withholding rules will be allowed as a refund or can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

UNDERWRITING

We are offering the notes described in this prospectus supplement through Piper Jaffray & Co. as the sole underwriter. We have entered into a firm commitment underwriting agreement with Piper Jaffray. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, all of the notes.

The underwriter is committed to purchase all the notes being offered by us if it purchases any notes, other than those notes covered by the over-allotment option described below.

The underwriter proposes to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement (plus accrued interest, if any, from the date of original issuance) and to certain dealers at that price less a concession not in excess of 1.80% of the principal amount of the notes. If all of the notes are not sold at the public offering price, the underwriter may change the offering price and other selling terms.

We have granted the underwriter an option to buy up to an additional $26,250,000 in aggregate principal amount of notes from us to cover over-allotments. The underwriter may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional notes are purchased, the underwriter will offer the additional notes on the same terms as those on which the notes are being offered.

The underwriting fee is equal to the public offering price per note less the amount paid by the underwriter to us per note. The following table shows the public offering price, underwriting discounts and commissions and proceeds, before estimated offering expenses, to us assuming both no exercise and full exercise of the underwriter’s option to purchase additional notes.

		Total
	Per Note	No Exercise	Full Exercise
Public offering price	100.00%	$175,000,000	$201,250,000
Underwriting discounts and commissions	3.00	5,250,000	6,037,500

Proceeds, before expenses, to us	97.00%	$169,750,000	$195,212,500

We estimate that the total fees and expenses payable by us, excluding underwriting discount and commissions, will be approximately $1,250,000. We also have agreed to reimburse the underwriter for the fees incurred by it in connection with clearing the offering with FINRA.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

We and our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, directly or indirectly, without the prior written consent of the underwriter, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of our common stock, or enter into any hedging transaction or other transaction that is designed to, or could reasonably be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons or common stock issuable upon exercise of options or warrants held by these persons. During the 90-day restricted period, our executive officers and directors may (a) transfer shares of our common stock acquired in open market transactions after the completion of this offering, (b) transfer shares of our common stock or our other securities as a bona fide gift, (c) transfer shares of our common stock or our other securities

(1) by will or intestacy to an executive officer or director’s immediate family or (2) to a trust, the beneficiaries of which are executive officers or directors and a member or members of such executive officer’s or director’s immediate family, (d) distribute shares of our common stock or our other securities to limited partners, members or stockholders of our executive officers or directors, (e) establish or amend a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that such plan does not provide for the transfer of shares of our common stock during the 90-day restricted period, (f) transfer shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock to us upon a vesting event of our securities or upon the exercise of options or warrants to purchase our securities, in each case on a “cashless” or “net exercise” basis or to cover tax withholding obligations of an executive officer or director in connection with such vesting or exercise, (g) exercise any right with respect to, or the taking of any other action in preparation for, a registration by us of shares of our common stock, provided that no transfer of the security holder’s common stock registered pursuant to the exercise of such rights under this clause (g) shall occur during the 90-day restricted period, or (h) the transfer of common stock during the restricted period in accordance with trading plans established pursuant to Rule 10b5-1, provided that such plans were previously established; provided (i) that in the case of a transfer pursuant to clause (b), (c)(2) or (d) above, it shall be a condition to such transfer that the transferee execute an agreement stating that the transferee is receiving and holding the securities subject to the provisions of this agreement, and (ii) that in the case of a transfer pursuant to clause (b), (c) or (d) above, it shall be a condition to such transfer that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of our common stock, shall be required or shall be voluntarily made during the 90-day restricted period. Notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the underwriter waives, in writing, such extension or unless at such time publication or distribution of a research report with respect to us could be published pursuant to Rule 139 promulgated under the Securities Act of 1933, as amended. The underwriter, in its discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Our shares are quoted on the NASDAQ Global Select Market under the symbol “FLDM”.

To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of these notes during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the notes for its own account by selling more notes than we have sold to it. Short sales involve the sale by the underwriter of a greater number of notes than the underwriter is required to purchase in the offering. The underwriter may close out any short position by either exercising its option to purchase additional notes or purchasing notes in the open market.

These activities by the underwriter, as well as other purchases by the underwriter for its own account, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected in the over-the-counter market or otherwise.

This prospectus supplement and the accompanying base prospectus in electronic format may be made available on the websites maintained by the underwriter and the underwriter may distribute prospectuses and prospectus supplements electronically. From time to time in the ordinary course of its businesses, the underwriter and certain of its affiliates have engaged, and may in the future engage, in investment banking transactions with us and our affiliates.

The underwriter, in the ordinary course of its various business activities, and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The underwriter and its affiliates have in the past provided and may from time to time in the future provide certain commercial banking, financial advisory, investment banking and other services for us and/or our affiliates. In addition, the underwriter is providing investment banking and advisory services to us in connection with the DVS acquisition. The underwriter and its affiliates have in the past received and will be entitled to receive separate fees for such services.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Gibson, Dunn & Crutcher LLP, New York, New York is acting as counsel to the underwriter. Members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and investment funds associated with that firm hold 2,240 shares of our common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement. Our financial statements (and schedule) are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of DVS Sciences, Inc. as of December 31, 2012 and 2011 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at http://www.fluidigm.com under the “About – Investors – SEC Filings” caption. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•

our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 12, 2013 (including the portions of our proxy statement for our 2013 annual meeting of stockholders incorporated by reference therein);

•

our Quarterly Reports on Form 10-Q for the three months ended March 31, 2013 filed with the SEC on May 9, 2013, for the six months ended June 30, 2013 filed with the SEC on August 7, 2013 and for the nine months ended September 30, 2013 filed with the SEC on November 7, 2013;

•	our Current Reports on Form 8-K filed with the SEC on January 14, January 28, April 15, June 11, October 17, 2013 and January 29, 2014; and

•

the description of our common stock set forth under the caption “Description of Capital Stock” in the prospectus that constitutes part of our Registration Statement on Form S-1 (File No. 333-170965), initially filed with the SEC on December 3, 2010, including any amendments or reports filed for the purpose of updating this description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus from the date of the filing of such reports and documents. In accordance with Rule 402 of Regulation S-T, the XBRL related information in Exhibit 101 to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080, Attn: Investor Relations, or you may call us at (650) 266-6000.

PROSPECTUS

$350,000,000

We may offer, from time to time,

• common stock	• preferred stock
• warrants	• debt securities

All of the securities listed above may be sold separately or as units with other securities.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement, which will describe the method and the terms of the offering. We will provide you with the specific amount, price and terms of the applicable offered securities in one or more supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FLDM.” On January 28, 2014, the last reported sale price on the NASDAQ Global Select Market was $40.98 per share. There is currently no market for the other securities we may offer.

Investing in our securities involves risks. Please carefully read the information under the headings “Risk Factors” beginning on page 3 of this prospectus and “Item 1A—Risk Factors” of our most recent report on Form 10-K or 10-Q which is incorporated by reference in this prospectus before you invest in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

These securities may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If underwriters, dealers or agents are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is January 29, 2014.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, offer or sell any combination of the securities described in this prospectus in one or more offerings up to a total aggregate amount of $350,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered; the initial price to the public; the price paid for the securities; net proceeds; and the other specific terms related to the offering of the securities.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or issuer free writing prospectus relating to a particular offering. We have not authorized any other person to provide you with different information. You should read this entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement, before making an investment decision. We do not imply or represent by delivering this prospectus that Fluidigm Corporation, or its business, is unchanged after the date on the front of this prospectus or that the information in this prospectus is correct as any time after such date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to read this entire prospectus and the information incorporated by reference herein carefully, including the “Risk Factors” section. In this prospectus, unless the context indicates otherwise, the terms “company,” “Fluidigm,” “we,” “us,” and “our” refer to Fluidigm Corporation and its subsidiaries.

Fluidigm Corporation

Overview

We develop, manufacture, and market microfluidic systems to leading academic institutions, clinical laboratories, and pharmaceutical, biotechnology, and agricultural biotechnology, or Ag-Bio, companies in growth markets, such as single-cell genomics, applied genotyping, and sample preparation for targeted resequencing. Our proprietary microfluidic systems consist of instruments and consumables, including integrated fluidic circuits, or IFCs, assays, and reagents. We actively market four microfluidic systems, including 18 different commercial IFCs for nucleic acid analysis, and three families of assay chemistries. Our systems are designed to significantly simplify experimental workflow, increase throughput, and reduce costs, while providing excellent data quality. In addition, our proprietary technology enables genetic analysis that in many instances was previously impractical. As of December 31, 2013, we had sold approximately 920 systems to customers in over 30 countries worldwide.

Corporate Information

We were incorporated in California in May 1999 as Mycometrix Corporation, changed our name to Fluidigm Corporation in April 2001 and reincorporated in Delaware in July 2007. Our principal executive offices are located at 7000 Shoreline Court, Suite 100, South San Francisco, California 94080. Our telephone number is (650) 266-6000. We maintain an Internet website at www.fluidigm.com. We have not incorporated the information on our website by reference into this prospectus, and you should not consider it to be a part of this prospectus.

The Securities We May Offer

We may offer or sell up to $350,000,000 of common stock, preferred stock, debt securities and warrants in one or more offerings and in any combination either individually or as units comprised of one or more of the other securities. Each time we offer securities with this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth below under “Plan of Distribution.” We, as well as any agents acting on our or their behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers, agents or other entities involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stockholders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

Preferred Stock

We may issue preferred stock in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or the winding up of Fluidigm Corporation, voting rights and rights to convert into common stock.

Warrants

We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with other securities.

Debt Securities

We may offer secured or unsecured obligations in the form of one or more series of senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The senior debt securities will have the same rank as all of our other unsubordinated debt. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities. We may issue debt securities that are convertible into shares of our common stock.

The senior and subordinated debt securities will be issued pursuant to an indenture between us and a trustee. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read the indenture before investing in our debt securities. Instructions on how you can get copies of these documents are provided under the heading “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under “Item 1A—Risk Factors,” in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future cash flow, revenue, sources of revenue and results of operations, operating and other expenses, unit sales, business strategies, financing plans, expansion of our business, competitive position, industry environment, potential growth opportunities, and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts, “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Although we believe that we have a reasonable basis for each forward-looking statement contained and incorporated by reference included in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The sections in this prospectus entitled “Risk Factors,” and in “Item 1A—Risk Factors” of our most recent report on Form 10-K or Form 10-Q which is incorporated by reference in this prospectus as well as other disclosures included in this prospectus or the supplement hereto, discuss some of the factors that could contribute to these differences.

Other unknown or unpredictable factors also could harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus.

This prospectus and the documents incorporated by reference in this prospectus contain market data that we obtained from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that the industry sources are reliable, we have not independently verified the information. The market data include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, actual results may differ from the projections.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preference dividends for the periods indicated.

	Fiscal Year Ended					Nine Months Ended September 30, 2013
	December 27, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012
Ratio of Earnings to Combined Fixed Charges and Preference Dividends (1)	—	—	—	—	—	—

(1)	The ratio of earnings to combined fixed charges and preference dividends represents the number of times that fixed charges and preference dividends are covered by earnings. Earnings consist of income or loss from continuing operations before income taxes and fixed charges, excluding preference dividends. Fixed charges consist of interest expensed and capitalized under capital leases, estimated interest expense within rental expense, and preference dividends. We recognized a deemed dividend to preferred stockholders of $9.9 million in 2011, which was the only year such a dividend was incurred. In the fiscal years ended December 27, 2008, and December 31, 2009, 2010, 2011 and 2012 and the nine months ended September 20, 2013, earnings were insufficient to cover fixed charges by $29.6 million, $19.2 million, $16.8 million, $22.3 million, $18.9 million and $11.8 million, respectively.

As of the date of this prospectus, we have no shares of preferred stock outstanding, and consequently, our ratio of earnings to combined fixed charges and preferred share dividends and ratio of earnings to fixed charges would be identical.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds that we will receive from the sale of the securities for working capital and other general corporate purposes and we may also use a portion of our net proceeds to acquire and invest in complementary products, technologies or businesses. Pending these uses, we may invest our net proceeds from this offering primarily in investment-grade, interest-bearing instruments.

The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We recognized a deemed dividend to preferred stockholders of $9.9 million in 2011, which was the only year such a dividend was incurred. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our current and future debt agreements, and other factors that our board of directors may deem relevant.

PLAN OF DISTRIBUTION

We may sell our securities from time to time in one or more transactions. We may sell our securities to or through agents, underwriters, dealers, remarketing firms, or other third parties or directly to one or more purchasers or through a combination of any of these methods. We may issue common stock as a dividend or distribution. In some cases, we or dealers acting with us or on behalf of us may also purchase our securities and reoffer them to the public. We may also offer and sell, or agree to deliver, our securities pursuant to, or in connection with, any option agreement or other contractual arrangement.

Agents whom we designate may solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

•	Unless we indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.

•	Agents may be deemed to be underwriters under the Securities Act, of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement, together with this prospectus, to sell our securities.

We may use a dealer to sell our securities.

•	If we use a dealer, we will sell our securities to the dealer, as principal.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of direct sales in the applicable prospectus supplement.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates, in the ordinary course of business.

We may authorize agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and when delivery of our securities will be made under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

•	We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Unless otherwise specified in connection with a particular underwritten offering of our securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters in certain circumstances are permitted to engage in certain transactions that stabilize the price of our securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities. If the underwriters create a short position in our securities in connection with the offering (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the underwriters may reduce that short position by purchasing our securities in the open market or as otherwise provided in the applicable prospectus supplement. The underwriters also may impose a penalty bid, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our securities to the extent that it were to discourage resales of our securities. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We may effect sales of securities in connection with forward sale, option, or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements (and schedule) are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of DVS Sciences, Inc. as of December 31, 2012 and 2011 and for the years then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at http://www.fluidigm.com under the “About—Investors—SEC Filings” caption. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 12, 2013 (including the portions of our proxy statement for our 2013 annual meeting of stockholders incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2013 filed with the SEC on May 9, 2013, for the six months ended June 30, 2013 filed with the SEC on August 7, 2013 and for the nine months ended September 30, 2013 filed with the SEC on November 7, 2013;

•	our Current Reports on Form 8-K filed with the SEC on January 14, January 28, April 15, June 11, October 17, 2013 and January 29, 2014; and

•	the description of our common stock set forth under the caption “Description of Capital Stock” in the prospectus that constitutes part of our Registration Statement on Form S-1 (File No. 333-170965), initially filed with the SEC on December 3, 2010, including any amendments or reports filed for the purpose of updating this description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. In accordance with Rule 402 of Regulation S-T, the XBRL related information in Exhibit 101 to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080, Attn: Investor Relations, or you may call us at (650) 266-6000.

Piper Jaffray

January 29, 2014